Exhibit 99.2
Execution Version

AmSurg Corp.
$75,000,000 6.04% Senior Secured Notes Due May 28, 2020

Note Purchase Agreement

Dated May 28, 2010

TABLE OF CONTENTS
(Not Part of Agreement)

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PURCHASER SCHEDULE

SCHEDULE 5C	—	COMPLIANCE CERTIFICATE
SCHEDULE 6B	—	OUTSTANDING INDEBTEDNESS
SCHEDULE 6C	—	EXISTING LIENS
SCHEDULE 6E	—	EXISTING INVESTMENTS
SCHEDULE 6I	—	RESTRICTIVE AGREEMENTS
SCHEDULE 8E	—	LITIGATION AND ENVIRONMENTAL MATTERS
SCHEDULE 8N	—	SUBSIDIARIES

EXHIBIT A	—	FORM OF NOTE
EXHIBIT B	—	FORM OF FUNDS DELIVERY INSTRUCTION LETTER
EXHIBIT C	—	GUARANTY AGREEMENT
EXHIBIT D	—	INDEMNITY, SUBROGATION AND CONTRIBUTION AGREEMENT
EXHIBIT E	—	ACQUISITION INFORMATION PACKAGE
EXHIBIT F	—	ACQUISITION PRO FORMA
EXHIBIT G	—	FORM OF OPINION OF COMPANY COUNSEL

3

AmSurg Corp.
20 Burton Hills Boulevard, Suite 500
Nashville, TN 37215
As of May 28, 2010
The Prudential Insurance Company of America (“Prudential”)
Pruco Life Insurance Company
Prudential Retirement Insurance and Annuity Company
Forethought Life Insurance Company,
the “Purchasers”)
c/o Prudential Capital Group
1170 Peachtree Street, Suite 500
Atlanta, Georgia 30309
Ladies and Gentlemen:
          The undersigned, AmSurg Corp., a Tennessee corporation (herein called the “Company”), hereby agrees with you as follows:
          1. AUTHORIZATION OF ISSUE OF NOTES. The Company will authorize the issue of its senior promissory notes (the “Notes”) in the aggregate principal amount of $75,000,000, to be dated the date of issue thereof, to mature May 28, 2020, to bear interest on the unpaid balance thereof from the date thereof until the principal thereof shall have become due and payable at the rate of 6.04% per annum, but at the Default Rate if an Event of Default has occurred and is continuing and at the Default Rate on any overdue Yield-Maintenance Amount and interest, and to be substantially in the form of Exhibit A attached hereto. The terms “Note” and “Notes” as used herein shall include each Note delivered pursuant to any provision of this Agreement and each Note delivered in substitution or exchange for any such Note pursuant to any such provision. Capitalized terms used herein have the meanings specified in paragraph 10.
          2. PURCHASE AND SALE OF NOTES.
     2A. Purchase and Sale of Notes. The Company hereby agrees to sell to each Purchaser and, subject to the terms and conditions herein set forth, each Purchaser agrees to purchase from the Company the aggregate principal amount of Notes set forth opposite its name on the Purchaser Schedule attached hereto at 100% of such aggregate principal amount. On May 28, 2010 or any other date prior to May 28, 2010 upon which the Company and the Purchasers may agree (herein called the “Closing Day”), the Company will deliver to the Purchasers at the offices of King & Spalding LLP, 1185 Avenue of the Americas, New York, New York 10036, one or more Notes registered in its name, evidencing the aggregate principal amount of Notes to be purchased by each Purchaser and in the denomination or denominations specified with respect to each Purchaser in the Purchaser Schedule attached hereto, against payment of the purchase price thereof by transfer of immediately available funds for credit to the Company’s account, as identified in a written instruction of the Company, in the form of Exhibit B attached hereto, delivered to the Purchasers before the Closing Day.
     2B. Increase in Interest Rate after a Major Acquisition. If, immediately following any Major Acquisition (and the incurrence of Indebtedness in connection therewith), the Leverage Ratio exceeds 3.25:1.00, then, commencing with the first day of the first fiscal quarter immediately following such Major Acquisition, the per annum stated interest rate on the outstanding Notes shall automatically be increased by 0.75% per annum until the later of (i) the first day of the fifth fiscal quarter immediately following such Major Acquisition and (ii) the date on which Company has delivered to the holders of the Notes an Officer’s Certificate (x) demonstrating that the Leverage Ratio on the last day of any Fiscal Quarter ending after such Major Acquisition does not exceed 3.25:1.0 and (y) certifying that no Default or Event of Default has occurred, at which time the per annum stated interest rate on the outstanding Notes shall automatically decrease to the original stated interest rate.
          3. CONDITIONS OF CLOSING. The obligation of any Purchaser to purchase and pay for any Notes is subject to the satisfaction, on or before the Closing Day, of the following conditions:
          3A. Closing Documents. Such Purchaser shall have received the following, each dated the date of the Closing Day:
     (i) the Note(s) to be purchased by such Purchaser;
     (ii) the duly executed Guaranty Agreements, executed by all Wholly Owned Subsidiaries and by any other Subsidiaries of the Company that have guaranteed Indebtedness incurred under the Credit Agreement, and the duly executed Indemnity and Contribution Agreements by the Company and such Subsidiaries;
     (iii) duly executed Security Documents, and accompanied by all stock powers, UCC financing statements and other documents, as the Purchasers shall require;
     (iv) duly executed Intercreditor Agreement;
     (v) duly executed payoff letter, together with (a) UCC-3 or other appropriate termination statements releasing all Liens of the administrative agent and the lenders under the Existing Credit Agreement upon any of the personal property of the Company and its Subsidiaries and (b) any other releases, terminations or other documents reasonably required by the Purchasers to evidence the payoff of Indebtedness owing under or in connection with the Existing Credit Agreement;
     (vi) a duly completed Secretary’s Certificate executed by the Secretary of the Company and its Subsidiaries a form acceptable to the Purchasers, certifying as to bylaws, resolutions and incumbency;
     (vii) a favorable opinion of Bass, Berry & Sims, PLC, counsel to the Credit Parties in the form of Exhibit G attached hereto, and as to such matters as a Purchaser may reasonably request. The Company hereby directs such counsel to deliver such opinion, agrees that the issuance and sale of any Notes will constitute a reconfirmation of such direction, and understands and agrees that each Purchaser will and hereby is authorized to rely on such opinion;

     (viii) the Articles or Certificate of Incorporation of each Credit Party certified as of a recent date by the Secretary of State of the state in which such Credit Party is organized;
     (ix) corporate and tax good standing certificates as to each Credit Party, from the jurisdictions in which it is organized or incorporated and each other jurisdiction where a failure to be qualified could reasonably be expected to have a Material Adverse Effect;
     (x) an Officer’s Certificate certifying as to the matters set forth in Paragraph 3C below and confirming that there is no action, suit, investigation or proceeding pending or threatened in any court or before any arbitrator or governmental authority that could reasonably be expected to have a Material Adverse Effect;
     (xi) certified copies of Requests for Information or Copies (Form UCC 11) or equivalent reports listing all effective financing statements which name each Credit Party (under its present name and previous names) as debtor and which are filed in the jurisdiction in which such Credit Party is organized and such other jurisdictions as the Purchasers shall require, together with copies of such financing statements;
     (xii) certified copies of all consents, approvals, authorizations, registrations and filings and orders required or advisable to be made or obtained under any Requirement of Law, or by any Contractual Obligation of each Credit Party, in connection with the execution, delivery, performance, validity and enforceability of the Note Documents or any of the transactions contemplated thereby, and such consents, approvals, authorizations, registrations, filings and orders shall be in full force and effect and all applicable waiting periods shall have expired, and no investigation or inquiry by any Governmental Authority regarding this Agreement or any transaction being financed with the proceeds hereof shall be ongoing;
     (xiii) satisfactory review by the Purchasers of the financial statements referenced in paragraph 8D;
     (xiv) certificates of insurance issued on behalf of insurers of the Credit Parties describing in reasonable detail the types and amounts of insurance (property and liability) maintained by the Credit Parties; and
     (xv) such additional documents or certificates with respect to legal matters or corporate or other proceedings related to the transactions contemplated hereby as may be reasonably requested by such Purchaser.
          3B. Opinion of Purchaser’s Special Counsel. Such Purchaser shall have received from King & Spalding, LLP or such other counsel who is acting as special counsel for it in connection with this transaction, a favorable opinion satisfactory to such Purchaser as to such matters incident to the matters herein contemplated as it may reasonably request.
          3C. Representations and Warranties; No Default; Absence of Material Adverse Effect. The representations and warranties contained in paragraph 8 shall be true on and as of the Closing Day. There shall exist on the Closing Day no Event of Default or Default.

Since December 31, 2009, no Material Adverse Effect has occurred or could reasonably be expected to occur.
          3D. Purchase Permitted by Applicable Laws. The purchase of and payment for the Notes to be purchased by such Purchaser on the terms and conditions herein provided (including the use of the proceeds of such Notes by the Company) shall not violate any applicable law or governmental regulation (including, without limitation, Section 5 of the Securities Act or Regulation T, U or X of the Board of Governors of the Federal Reserve System) and shall not subject such Purchaser to any tax, penalty, liability or other onerous condition under or pursuant to any applicable law or governmental regulation, and such Purchaser shall have received such certificates or other evidence as it may request to establish compliance with this condition.
          3E. Payment of Expenses. The Company shall have paid or reimbursed the Purchasers for their costs and expenses incurred in connection with this Agreement (including reasonable fees, charges and disbursements of King & Spalding LLP, counsel to the holders of Notes).
          3F. Payment Instructions. Each Purchaser shall have received the letter described in paragraph 2 on the letterhead of the Company at least 48 hours prior to the Closing Day.
          3G. Credit Agreement. Contemporaneously with the effectiveness of this Agreement, the Credit Agreement shall have become effective and the Company shall have received the proceeds of the initial funding under the Credit Agreement, and the Purchasers (or their counsel) shall have received true and correct copies of each of the documents constituting the Loan Documents as in effect on the Closing Day, certified as true and correct by a Responsible Officer of the Company.
          3H. Collateral. The Collateral Agent shall have received the certificates representing the shares of Equity Interests pledged pursuant to the Security Documents, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof. Each document (including, without limitation, any Uniform Commercial Code financing statement) required by the Security Documents or under law or reasonably requested by the Collateral Agent or the required Holders to be filed, registered or recorded in order to create in favor of the Collateral Agent, for the benefit of the holders of the Notes and the lenders under the Credit Agreement, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than Permitted Liens), shall be in proper form for filing, registration or recordation.
          4. PREPAYMENTS. The Notes shall be subject to required prepayment as and to the extent provided in paragraph 4A. Any prepayment made by the Company pursuant to any other provision of this paragraph 4 shall not reduce or otherwise affect its obligation to make any required prepayment as specified in paragraph 4A.
          4A. Required Prepayments of Notes. Until the Notes shall be paid in full, the Company shall apply to the prepayment of the Notes, without Yield-Maintenance Amount, the sum of $2,678,571.42 on May 28, August 28, November 28 and February 28 of each calendar year, commencing on August 28, 2013, and such principal amounts of the Notes, together with interest thereon to the prepayment dates, shall become due on such prepayment dates; provided that upon any partial prepayment of the Notes pursuant to paragraph 4B or 4G or purchase of the Notes pursuant to paragraph 4F, the principal amount of each required prepayment of the Notes becoming due under this paragraph 4A on and after the date of such prepayment or purchase shall be reduced in the same proportion as the aggregate unpaid principal amount of the Notes is reduced as a result of such prepayment or purchase; provided further that the prepayment amount with respect to May 28, 2020 shall be $2,678,571.66. The remaining outstanding principal amount of the Notes, together with interest accrued thereon, shall become due on the maturity date of the Notes.
          4B. Optional Prepayment With Yield-Maintenance Amount. The Notes shall be subject to prepayment, in whole at any time or from time to time in part (in integral multiples of $1,000,000), at the option of the Company, at 100% of the principal amount so prepaid plus interest thereon to the prepayment date and the Yield-Maintenance Amount, if any, with respect to each such Note. Any partial prepayment of the Notes pursuant to this paragraph 4B shall be applied in satisfaction of required payments of principal on a pro rata basis.
          4C. Notice of Optional Prepayment. The Company shall give the holder of each Note irrevocable written notice of any prepayment pursuant to paragraph 4B not less than 10 Business Days prior to the prepayment date, specifying such prepayment date, the aggregate principal amount of the Notes to be prepaid on such date, the principal amount of the Notes held by such holder to be prepaid on such date and that such prepayment is to be made pursuant to paragraph 4B. Notice of prepayment having been given as aforesaid, the principal amount of the Notes specified in such notice, together with interest thereon to the prepayment date and together with the Yield-Maintenance Amount, if any, with respect thereto, shall become due and payable on such prepayment date. The Company shall, on or before the day on which it gives written notice of any prepayment pursuant to paragraph 4B, give telephonic notice of the principal amount of the Notes to be prepaid and the prepayment date to each holder of such Notes which shall have designated a recipient of such notices in the Purchaser Schedule attached hereto.
          4D. Application of Prepayments. In the case of each prepayment of less than the entire unpaid principal amount of all outstanding Notes pursuant to paragraphs 4A or 4B, the amount to be prepaid shall be applied pro rata to all outstanding Notes (including, for the purpose of this paragraph 4D only, all Notes prepaid or otherwise retired or purchased or otherwise acquired by the Company or any of its Subsidiaries or Affiliates other than by prepayment pursuant to paragraph 4A or 4B) according to the respective unpaid principal amounts thereof.
          4E. No Acquisition of Notes. The Company shall not, and shall not permit any of its Subsidiaries or Affiliates to, prepay or otherwise retire in whole or in part prior to their stated final maturity (other than by prepayment pursuant to paragraphs 4A or 4B or upon acceleration of such final maturity pursuant to paragraph 7A), or purchase or otherwise acquire, directly or indirectly, Notes held by any holder.
          4F. Offer to Prepay Notes in the Event of a Change in Control.
          (i) Notice of Change in Control or Control Event. The Company will, within five days after any Responsible Officer has knowledge of the occurrence of any Change in Control or Control Event, give written notice of such Change in Control or Control Event to each holder of Notes unless notice in respect of such Change in Control (or the Change in Control contemplated by such Control Event) shall have been given pursuant to clause (ii) of this paragraph 4F. If a Change in Control has occurred, such notice shall contain and constitute an offer to prepay the Notes as described in clause (iii) of this paragraph 4F and shall be accompanied by the certificate described in clause (vi) hereof. The Company shall, on or before the day on which it gives such written notice of such Change in Control, give telephonic notice thereof to each holder, which shall have designated a recipient of such notices in the Purchaser Schedule attached hereto or by notice in writing to the Company.
          (ii) Condition to Company Action. The Company will not take any action that consummates or finalizes a Change in Control unless at least 30 days prior to such action it shall have given to each holder of Notes written notice of such impending Change in Control. The Company shall, on or before the day on which it gives such written notice of such impending Change in Control, give telephonic notice thereof to each holder which shall have designated a recipient of such notices in the Purchaser Schedule attached hereto or by notice in writing to the Company.
          (iii) Offer to Prepay Notes. The offer to prepay Notes contemplated by the foregoing clause (i) shall be an offer to prepay, in accordance with and subject to this paragraph 4F, all, but not less than all, the Notes held by each holder (in this case only, “holder” in respect of any Note registered in the name of a nominee for a disclosed beneficial owner shall mean such beneficial owner) on a date specified in such offer (the “Proposed Prepayment Date”). Such Proposed Prepayment Date shall be not less than 10 days and not more than 30 days after the date of such offer (if the Proposed Prepayment Date shall not be specified in such offer, the Proposed Prepayment Date shall be the 20th day after the date of such offer).
          (iv) Acceptance; Rejection. The Company shall, on or before the seventh day prior to the Proposed Prepayment Date, give telephonic renotification and confirmation thereof to each holder, which shall have designated a recipient of such notices in the Purchaser Schedule attached hereto or by notice in writing to the Company. A holder of Notes may accept the offer to prepay made pursuant to this paragraph 4F by causing a notice of such acceptance to be delivered to the Company on or before the fifth day prior to the Proposed Prepayment Date. A failure by a holder of Notes to respond to an offer to prepay made pursuant to this paragraph 4F on or before such date shall be deemed to constitute a rejection of such offer by such holder.
          (v) Prepayment. Prepayment of the Notes to be prepaid pursuant to this paragraph 4F shall be at 100% of the principal amount of such Notes, together with interest accrued to the date of prepayment. The prepayment shall be made on the Proposed Prepayment Date.
          (vi) Officer’s Certificate. Each offer to prepay the Notes pursuant to this paragraph 4F shall be accompanied by a certificate, executed by a Responsible Officer of the Company and dated the date of such offer, specifying: (a) the Proposed Prepayment Date; (b) that such offer is made pursuant to this paragraph 4F; (c) the principal amount of each Note offered to be prepaid; (d) the interest that would be due on each Note offered to be prepaid, accrued to the Proposed Prepayment Date; (e) that the conditions of this paragraph 4F have been fulfilled; and (f) in reasonable detail, the nature and date of the Change in Control.
          4G. Offer to Prepay Notes in the Event of a Disposition.
          (i) Notice of Disposition. The Company will, upon the occurrence of any

Disposition that shall require the Company to offer to prepay the Notes pursuant to this paragraph 4G, give written notice thereof to each holder of Notes.
          (ii) Notice of Reduction of Revolving Credit Facility. With respect to any Disposition that shall require the Company to prepay Indebtedness outstanding under the Credit Agreement and make a permanent reduction in the Revolving Commitments (as defined in the Credit Agreement) with any Net Disposition Proceeds, the Company will give written notice thereof to each holder of Notes not later than thirty (30) days prior to such prepayment, which notice shall contain and constitute an offer to prepay the outstanding Notes as described in paragraph 4G(iii) and shall be accompanied by the certificate described in paragraph 4G(iii).
          (iii) Offer to Prepay Notes. The offer to prepay the Notes contemplated by the foregoing clause (ii) shall be an offer to prepay, in accordance with and subject to this paragraph 4G, a portion of the Notes equal to the Noteholder Share of the Net Disposition Proceeds from such Disposition, to be allocated ratably to the Notes held by each holder (in this case only, “holder” in respect of any Note registered in the name of a nominee for a disclosed beneficial owner shall mean such beneficial owner), on a date specified in such offer (the “Proposed 4G Prepayment Date”). Such Proposed 4G Prepayment Date shall be not less than 10 days and not more than 30 days after the date of such offer (if the Proposed 4G Prepayment Date shall not be specified in such offer, the Proposed 4G Prepayment Date shall be the 20th day after the date of such offer), but in no event later than the date of any permanent reduction in the Revolving Commitments made in connection with such Disposition.
          (iv) Acceptance; Rejection. A holder of Notes may accept the offer to prepay made pursuant to this paragraph 4G by causing a notice of such acceptance to be delivered to the Company on or before the fifth day prior to the Proposed 4G Prepayment Date. A failure by a holder of Notes to respond to an offer to prepay made pursuant to this paragraph 4G on or before such date shall be deemed to constitute a rejection of such offer by such holder.
          (v) Prepayment. Prepayment of the Notes to be prepaid pursuant to this paragraph 4G shall be at 100% of the principal amount of such Notes (to the extent the same are to be prepaid), together with interest accrued to the date of prepayment, but without Yield Maintenance Amount, if any, with respect to each such Note. The prepayment shall be made on the Proposed 4G Prepayment Date.
          (vi) Officer’s Certificate. Each offer to prepay the Notes pursuant to this paragraph 4G shall be accompanied by a certificate, executed by a Responsible Officer of the Company and dated the date of such offer, specifying: (i) the Proposed 4G Prepayment Date; (ii) that such offer is made pursuant to this paragraph 4G; (iii) the principal amount of each Note offered to be prepaid; (iv) the interest that would be due on each Note offered to be prepaid, accrued to the Proposed 4G Prepayment Date; (v) that the conditions of this paragraph 4G have been fulfilled; and (vi) in reasonable detail, the nature and date of the Asset Disposition that has occurred.
          (vii) Residual Funds. To the extent that any holder rejects the offer to prepay the Notes pursuant to this paragraph 4G, then the portion of the Noteholder Share of the Net Disposition Proceeds not applied to prepay such Notes may be applied to prepay Indebtedness outstanding under the Credit Agreement.
          5. AFFIRMATIVE COVENANTS. During the Issuance Period and so long thereafter as any Note or any amount owing under this Agreement is outstanding and unpaid, the Company covenants as follows:
          5A. Financial Statements and Other Information. The Company will deliver to each holder of the Notes in duplicate:
          (i) as soon as available and in any event within ninety (90) days after the end of each Fiscal Year, a copy of the annual unqualified audited report for such Fiscal Year for the Company and its Subsidiaries, containing a consolidated and unaudited consolidating balance sheet and income statement of the Company and its Subsidiaries as of and for the end of such Fiscal Year and the related consolidated statements of shareholders’ equity and cash flows (together with all footnotes thereto) of the Company and its Subsidiaries for such Fiscal Year, setting forth for the consolidated statements only in comparative form the figures for the previous Fiscal Year, all in reasonable detail and reported on by Deloitte & Touche, LLP or other independent public accountants of nationally recognized standing (without a “going concern” or like qualification, exception or explanation and without any qualification or exception as to the scope of such audit) to the effect that such financial statements present fairly in all material respects the financial condition and the results of operations of the Company and its Subsidiaries for such Fiscal Year on a consolidated basis in accordance with GAAP and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards;
          (ii) as soon as available and in any event within forty-five (45) days after the end of each of the first three Fiscal Quarters, an unaudited consolidated balance sheet and income statement of the Company and its Subsidiaries as of the end of such Fiscal Quarter and the then elapsed portion of such Fiscal Year and the related unaudited consolidated statement of cash flows of the Company and its Subsidiaries for such Fiscal Quarter and the then elapsed portion of such Fiscal Year, setting forth in comparative form the figures for the corresponding quarter and the corresponding portion of Company’s previous Fiscal Year, all certified by the chief financial officer or treasurer of the Company as presenting fairly in all material respects the financial condition and results of operations of the Company and its Subsidiaries on a consolidated basis in accordance with GAAP, subject to normal year-end audit adjustments and the absence of footnotes;
          (iii) concurrently with the delivery of the financial statements referred to in clauses (i) and (ii) above, a Compliance Certificate signed by a Responsible Officer in the form of Schedule 5C, (1) certifying as to whether there exists a Default or Event of Default on the date of such certificate, and if a Default or an Event of Default then exists, specifying the details thereof and the action which the Company has taken or proposes to take with respect thereto, (2) setting forth in reasonable detail calculations demonstrating compliance with paragraph 6A, paragraph 6B(vii), paragraph 6E(viii), paragraph 6F (showing the amount of any dividends and any purchases of treasury stock) and paragraph 6G (showing compliance with paragraph 6G(iii)) and (3) stating whether any change in GAAP or the application thereof has occurred since the date of the Company’s audited financial statements referred to in paragraph 8D and, if any change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;
          (iv) within ninety (90) days after the end of each Fiscal Year, the Company shall provide to the holders of the Notes its consolidated annual budget;

          (v) within forty-five (45) days after the end of each Fiscal Quarter, the Company shall provide to the holders of the Notes its Consolidated Statements of Operations Data, with quarterly operating history;
          (vi) concurrently with the delivery of the financial statements referred to in clauses (i) and (ii) above, a Developed Center Information Package, including the Surgery Center Location Report for existing surgery centers, together with the information submitted to the Board of Directors for each new surgery center acquired during the prior Fiscal Quarter;
          (vii) prompt notice of (but in any event not later than three (3) Business Days after) the filing of all periodic and other reports, proxy statements and other materials filed with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all functions of said Commission, or with any national securities exchange, or distributed by the Company to its shareholders generally, as the case may be;
          (viii) to the extent not provided above in this paragraph 5A, all reports, statements, certificates, notices or other writings required to be delivered pursuant to Section 5.1 and Section 5.2 of the Credit Agreement (or any similar provisions under any replacement credit agreements) within the times required therein;
          (ix) promptly (but in any event not later than three (3) Business Days) after entering into any amendment, waiver, supplement or other modification of or to any Loan Document, a certified copy of such amendment, modification, waiver or supplement;
          (x) promptly (but in any event not later than three (3) Business Days) after request of any holder of the Notes, a list of all Creditors (as defined in the Intercreditor Agreement) party to the Intercreditor Agreement; and
          (xi) promptly upon receipt of copies of any management letters delivered to Company by its auditors and promptly following any request therefore, such other information regarding the results of operations, business affairs and financial condition of the Company or any Subsidiary as any holder of the Notes may reasonably request
          5B. Notices of Material Events. The Company will furnish to each holder of the Notes in duplicate prompt written notice (and, in any event, not later than three (3) Business Days after a Responsible Officer becomes aware thereof) of the following:
          (i) the occurrence of any Default or Event of Default;
          (ii) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or, to the knowledge of the Company, affecting the Company or any Subsidiary which, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;
          (iii) the occurrence of any event or any other development by which the Company or any of its Subsidiaries (i) fails to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) becomes subject to any Environmental Liability, (iii) receives notice of any claim with respect to any Environmental Liability, or (iv) becomes aware of any basis for any Environmental Liability, and in each of the preceding clauses, which individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect;

          (iv) the occurrence of any ERISA Event that alone, or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Company and its Subsidiaries in an aggregate amount exceeding $100,000;
          (v) the occurrence of any default or event of default, or the receipt by Company or any of its Subsidiaries of any written notice of an alleged default or event of default, with respect to any Material Indebtedness of the Company or any of its Subsidiaries;
          (vi) the early termination or material breach by any Person of a Material Contract (and, with respect to any Person other than a Credit Party, to the extent the Company has knowledge of such termination or breach); and
          (vii) any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.
          Each notice delivered under this Section shall be accompanied by a written statement of a Responsible Officer setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.
          5C. Existence; Conduct of Business.
          (i) The Company will, and will cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve, renew and maintain in full force and effect: (A) its legal existence, and (B) its respective rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names material to the conduct of its business except where such failure would not cause a Material Adverse Effect.
          (ii) The Company will, and will cause each of its Subsidiaries to engage in the same business as presently conducted or such other businesses that are reasonably related, ancillary or complimentary thereto; provided that nothing in this paragraph shall prohibit any merger, consolidation, liquidation or dissolution permitted under paragraph 6D; provided, further, that, with respect to any Investment permitted by paragraph 6E(ix), such Investment shall not be limited by this clause (ii) so long as such Investment is in a Person that is and continues to be engaged solely in the healthcare or healthcare management business.
          5D. Compliance with Laws, Etc. The Company will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations and requirements (including, without limitation, environmental laws, employee benefits laws, and ERISA) of any Governmental Authority applicable to its properties, except where the failure to do so, either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
          5E. Payment of Obligations. The Company will, and will cause each of its Subsidiaries to, pay and discharge at or before maturity, all of its obligations and liabilities (including without limitation all tax liabilities and claims that could result in a statutory Lien) before the same shall become delinquent or in default, except where (i) the validity or amount thereof is being contested in good faith by appropriate proceedings, (ii) the Company or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (iii) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

          5F. Books and Records. The Company will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries shall be made of all dealings and transactions in relation to its business and activities to the extent necessary to prepare the consolidated financial statements of Company in conformity with GAAP.
          5G. Visitation, Inspection, Etc. To the extent permitted by applicable law, the Company will, and will cause each of its Subsidiaries to, permit any representative of the holders of the Notes, to visit and inspect its properties, to make field audits, to examine its books and records (excluding any confidential patient records required by law to be excluded from such examination) and to make copies and take extracts therefrom, and to discuss its affairs, finances and accounts with any of its officers and with its independent certified public accountants, all at such reasonable times and as often as the holders of the Notes may reasonably request after reasonable prior notice to the Company, provided that the holders of the Notes may not make field audits at any one location more than once in every twelve (12) months without the consent of the Company; provided, further, if an Event of Default has occurred and is continuing, no prior notice shall be required and no limitation on field audits shall apply.
          5H. Maintenance of Properties; Insurance. The Company will, and will cause each of its Subsidiaries to, (i) keep and maintain all property material to the conduct of its business in good working order and condition, subject to ordinary wear and tear except where the failure to do so, either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect and (ii) maintain with financially sound and reputable insurance companies, insurance with respect to its properties and business, and the properties and business of its Subsidiaries, against loss or damage of the kinds customarily insured against by companies in the same or similar businesses operating in the same or similar locations. The Company will cause all holders of the Notes to be named additional insured on all liability policies of the Credit Parties.
          5I. Use of Proceeds. The Company will use the proceeds of the issuance of the Notes to refinance the Indebtedness evidenced by the Existing Credit Agreement and to pay the transaction fees, costs and expenses related to the transactions contemplated by this Agreement and the other Note Documents, and to finance general corporate needs, including working capital, Capital Expenditures, newly developed surgery centers, share repurchases, and for acquisitions permitted by this Agreement, all in accordance with the terms hereof. No part of the proceeds of the issuance any Note will be used, whether directly or indirectly, for any purpose that would violate any rule or regulation of the Board of Governors of the Federal Reserve System, including Regulations T, U or X.
          5J. Additional Subsidiaries.
          (i) If any additional Wholly Owned Subsidiary is acquired or formed by Company, the Company shall within fifteen (15) Business Days after such Wholly Owned Subsidiary is acquired or formed: (i) if such Wholly Owned Subsidiary is a corporation, execute stock pledge agreement in substantially the same form as the Stock Pledge Agreement (or enter into an amendment or joinder to the Stock Pledge Agreement) pledging to the Collateral Agent all of the stock or other evidence of ownership interest it presently holds and acquires in such Wholly Owned Subsidiary, and the Company shall deliver along with such Stock Pledge Agreement, joinder or amendment the securities described therein and a stock power, all of which shall be in form and substance satisfactory to Required Holders; provided that a stock pledge agreement in the same form as the Stock Pledge Agreement shall be deemed to be satisfactory to the Required Holders, (ii) if such Wholly Owned Subsidiary is not a corporation, execute one or more security agreements in substantially the same form as a Pledge Agreement entered into on the date hereof or otherwise satisfactory to the Required Holders, pledging to the Collateral Agent all of the ownership interest the Company holds and acquires in such Wholly Owned Subsidiary, including, without limitation, all presently existing and hereafter arising right, title, and interest in and to distributions, payments, general intangibles, accounts, and other tangible and intangible property and (iii) cause such Wholly Owned Subsidiary to execute a Guaranty Agreement and an Indemnity and Contribution Agreement (or appropriate amendments or joinders to the existing Guaranty Agreement and Indemnity and Contribution Agreement), all of which shall be in form and substance satisfactory to the Collateral Agent and the holders of the Notes. The Collateral Agent is hereby authorized to file such UCC financing statements necessary to perfect the security interests described herein, all without the necessity of Company’s execution thereof.
          (ii) If any Subsidiary (other than a Wholly Owned Subsidiary) is acquired or formed by a Wholly Owned Subsidiary or the Company, the applicable Wholly Owned Subsidiary or Company, as applicable, within fifteen (15) Business Days after such Subsidiary is acquired or formed, shall, subject to the Release Provision, execute a Pledge Agreement, pledging its interest in such Subsidiary, and in the event such Subsidiary is not a corporation, execute such security agreements as are reasonably satisfactory to the Required Holders pledging to the Collateral Agent the ownership interest that the Company or such applicable Wholly Owned Subsidiary holds and acquires in such Subsidiary, all of which shall be in form and substance satisfactory to Collateral Agent. The Collateral Agent is hereby authorized to file such UCC financing statements necessary to perfect the security interest described herein, all without the necessity of Company’s or such Wholly Owned Subsidiary’s execution thereof.
          (iii) In connection with the acquisition or formation of any Wholly Owned Subsidiary or other Subsidiary referenced in subparts (i) and (ii) above, the Company shall also cause the holders of the Notes to receive simultaneously with the documentation referenced above the resolution of the respective Person executing such documentation and an opinion letter issued by Company’s legal counsel regarding such matters as may be reasonably required by the Required Holders.
          (iv) In connection with the acquisition or formation of any Subsidiary referenced in clauses (i) and/or (ii) immediately above, the Company shall cause the acquisition and formation of such Subsidiaries to be in compliance with all applicable Health Care Laws.
          (v) Notwithstanding the requirements set forth in the foregoing clauses (i) and (ii) of this paragraph 5J, neither the Company nor any Subsidiary shall be required to pledge or cause to be pledged to the Collateral Agent any Equity Interests acquired by the Company or its Subsidiaries after the Closing Day if the issuer of such Equity Interests does not, directly or indirectly, own, operate or manage a surgery center; provided, that, in no event shall the aggregate fair market value of all Equity Interests owned by the Company or its Subsidiaries in which the Collateral Agent does not have a perfected Lien exceed ten percent (10%) of the Company’s consolidated total assets, determined by reference to the consolidated financial statements of the Company and its Subsidiaries most recently delivered pursuant to paragraph 5A(i).

          5K. Security Documents.
          (i) The Company will cooperate with the holders of the Notes to cause an annual review to be undertaken of the Security Documents and the procedures required for compliance by any Credit Party with the requirements contained therein and in paragraph 5J herein, and following such review the Company will, and will cause each Credit Party, to undertake any actions and implement such procedures to maintain compliance by each Credit Party with the requirements, purpose, and intent of the Security Documents and paragraph 5J herein.
          (ii) The Company agrees that upon the occurrence of an Event of Default, or at any such other time in the reasonable discretion of the Required Holders and after consultation with the Company, the Required Holders may cause to be filed any such UCC financing statements (and amendments thereto) as they deem necessary to perfect the security interests described in the Security Documents and/or to comply with any federal, state, or local governmental requirements, and that in connection with such filing, cause all fees, indebtedness taxes, or other charges to be paid, all without the necessity of Company’s or such Credit Party’s execution thereof, at Company’s expense, which Company agrees to pay to the holders of the Notes immediately upon receipt of written notice thereof.
          5L. Health Care. Without limiting the generality of any other covenant contained in this Agreement, the Company shall, and shall cause each Subsidiary to: (i) conduct their operations in material compliance with all applicable Health Care Laws; (ii) notify the holders of the Notes promptly after the Company or any Subsidiary becomes aware of any violation of Health Care Laws by the Company or any Subsidiary that could reasonably be expected to result in a Material Adverse Effect; (iii) promptly forward to the holders of the Notes notice of receipt by the Company or any Subsidiary of any subpoena, search warrant, civil investigative demand or other request or investigation by a Governmental Authority with respect to a possible violation of Health Care Laws by the Company or any Subsidiary (a “Governmental Subpoena”) (but excluding (A) state licensure and Medicare certification and participation surveys by a Governmental Authority with respect to a possible violation of Health Care Laws, unless any deficiencies are of a kind that do result or likely will result in the issuance of a notice of suspension or termination of any license, payment, or provider or supplier number or agreement, and (B) routine audits and information requests); and (iv) promptly forward a copy of the Governmental Subpoena to the holders of the Notes, unless the Governmental Authority requests that the Company or any Subsidiary not provide such a copy to third parties; provided, however, that if the Governmental Authority requests that the Company or any Subsidiary not provide such a copy, then the Company will, or will cause the applicable Subsidiary to, in good faith request the Governmental Authority’s permission to provide a copy of the Governmental Subpoena to the holders of the Notes, subject to the Governmental Authority’s reasonable conditions on such permission (which may include an agreement by each holders of the Notes receiving such Governmental Subpoena to keep the contents of the Governmental Subpoena confidential); provided, further, that if the Governmental Authority does not grant such permission, then the Company or the Subsidiary receiving the Governmental Subpoena will promptly provide to the holders of the Notes a reasonably detailed summary of the information and items requested in the Governmental Subpoena.
          5M. Further Assurances. The Company will, and will cause each Subsidiary to, execute any and all further documents, agreements and instruments, and take all such further actions which may be required under any applicable law, or which the Required

Holders may reasonably request, to effectuate the transactions contemplated by the Note Documents.
          5N. Information Required by Rule 144A. The Company will, upon the request of the holder of any Note, provide such holder, and any qualified institutional buyer designated by such holder, such financial and other information as such holder may reasonably determine to be necessary in order to permit compliance with the information requirements of Rule 144A under the Securities Act in connection with the resale of Notes, except at such times as the Company is subject to and in compliance with the reporting requirements of section 13 or 15(d) of the Exchange Act. For the purpose of this paragraph 5B, the term “qualified institutional buyer” shall have the meaning specified in Rule 144A under the Securities Act.
          5O. Covenant to Secure Notes Equally. The Company will, if it or any Subsidiary shall create or assume any Lien upon any of its property or assets, whether now owned or hereafter acquired, other than Liens permitted by the provisions of paragraph 6C (unless prior written consent to the creation or assumption thereof shall have been obtained pursuant to paragraph 11C), make or cause to be made effective provision whereby the Notes will be secured by such Lien equally and ratably with any and all other Indebtedness thereby secured so long as any such other Indebtedness shall be so secured; provided that the creation and maintenance of such equal and ratable Lien shall not in any way limit or modify the right of the holders of the Notes to enforce the provisions of paragraph 6C.
          5P. Guaranteed Obligations. The Company covenants that if any Person (other than the Company) guarantees or provides collateral in any manner for any Indebtedness of the Company arising under or in connection with the Credit Agreement, it will simultaneously cause such Person to guarantee or provide collateral for the Notes equally and ratably with all Indebtedness guaranteed or secured by such Person pursuant to documentation in form and substance reasonably satisfactory to such holder.
          6. COVENANTS. During the Issuance Period and so long thereafter as any Note or any amount owing under this Agreement is outstanding and unpaid, the Company covenants as follows:
          6A. Financial Covenants.
          6A(1). Leverage Ratio. The Company shall maintain, on a consolidated basis and as calculated at the end of each Fiscal Quarter, a Leverage Ratio of not greater than 3.25 to 1.00; provided however, that if, immediately following a Major Acquisition, the Leverage Ratio would exceed 3.25:1.00, then with respect to the calendar quarter in which such Major Acquisition is closed and each of the three immediately following calendar quarters, the Company shall maintain a Leverage Ratio of not greater than 3.75 to 1.00 instead of 3.25 to 1.00.
          6A(2). Interest Coverage Ratio. The Company shall maintain, on a consolidated basis and as calculated at the end of each Fiscal Quarter on a rolling four quarter basis, a ratio of (a) the sum of (i) EBITDA, plus (ii) Consolidated Lease Expense to (b) the sum of (i) Consolidated Interest Expense, plus (ii) Consolidated Lease Expense, of not less than 2.00 to 1.00.
          6A(3). Consolidated Net Worth. The Company, on a consolidated basis, shall maintain at all times a Consolidated Net Worth, as measured on the last day of each Fiscal

Quarter, of not less than (a) $378,837,000, plus (b) fifty percent (50%) of its cumulative positive Consolidated Net Income since December 31, 2009 plus (c) one hundred percent (100%) of the net proceeds received from the issuance, sale, or disposition of the Company’s Capital Stock (common, preferred, or special), converted into or exchanged for Capital Stock, and any rights, options, warrants, and similar instruments from December 31, 2009 to any date of determination less (d) the amount equal to Company’s treasury stock purchases permitted by paragraph 6F(i) herein measured from December 31, 2009 to any date of determination.
          6B. Indebtedness. The Company will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Indebtedness, except:
          (i) Indebtedness arising under the Note Documents;
          (ii) Indebtedness of the Company and its Subsidiaries existing on the date hereof and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof (immediately prior to giving effect to such extension, renewal or replacement) or shorten the maturity or the weighted average life thereof (all Indebtedness existing on the date hereof with a principal or committed amount outstanding equal to or greater than $250,000 is set forth on Schedule 6B attached hereto);
          (iii) Intercompany Loans not to exceed in the aggregate at any time outstanding an amount equal to forty percent (40%) of the sum of EBITDA for the relevant Four-Quarter Period, plus expense attributed to noncontrolling interests as identified as the line item “noncontrolling interests” on Company’s Consolidated Statements of Earnings;
          (iv) Indebtedness in respect of Hedging Obligations permitted by paragraph 6K;
          (v) Permitted Subordinated Debt in an aggregate principal amount not to exceed $50,000,000 at any time;
          (vi) Indebtedness under the Credit Agreement, including refundings, refinancings and replacements thereof, and amendments or modifications to the Loan Documents; provided, however, that the aggregate principal amount of such Indebtedness shall not at any time exceed $525,000,000, and all Guarantees thereof by Subsidiaries of the Company that have also guaranteed the Notes; and
          (vii) Indebtedness that does not exceed the Debt Basket Amount at any time of determination, inclusive of all amounts referenced in paragraph 6B(ii) above, but specifically excluding all amounts referred in paragraph 6B(i), paragraph 6B(iii), paragraph 6B(iv), paragraph 6B(v) and paragraph 6B(vi) above.
          The Company will not, and will not permit any Subsidiary to, issue any preferred stock or any other preferred equity interest that (i) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise, (ii) is or may become redeemable or repurchaseable by the Company or such Subsidiary at the option of the holder thereof, in whole or in part or (iii) is convertible or exchangeable at the option of the holder thereof for Indebtedness or preferred stock or any other preferred equity interest described in this paragraph, on or prior to, in the case of clause (i), (ii) or (iii), the first anniversary of the Maturity Date.

          6C. Negative Pledge. The Company will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien on any of its assets or property now owned or hereafter acquired, except for the following (collectively, “Permitted Liens”):
          (i) Liens securing the Obligations, and Liens in favor of the Collateral Agent pursuant to the Security Documents securing the “Obligations” (as defined in the Credit Agreement as in effect on the date hereof or in any replacement Credit Agreement to the extent that such definition is the same in all material respects as that in effect on the date hereof) pari passu (and pursuant to the Intercreditor Agreement) with the Obligations;
          (ii) Permitted Encumbrances;
          (iii) any Liens on any property or asset of the Company or any Subsidiary existing on the Closing Day set forth on Schedule 6C; provided that (A) such Lien shall not apply to any other property or asset of the Company or any Subsidiary and (B) only Liens securing Indebtedness or other obligations in excess of $250,000 as of the Closing Day are required to be disclosed on Schedule 6C;
          (iv) Liens securing Indebtedness permitted under paragraphs 6B(iii) and 6B(vii) above, provided that such Liens shall not encumber any of the same Collateral securing the Notes; and
          (v) extensions, renewals, or replacements of any Lien referred to in paragraphs (i) through (iii) of this Section; provided that the principal amount of the Indebtedness secured thereby is not increased and that any such extension, renewal or replacement is limited to the assets originally encumbered thereby.
          6D. Fundamental Changes. Except as otherwise expressly permitted by paragraph 6G(iii), the Company will not, and will not permit any Subsidiary to, merge into or consolidate into any other Person, or permit any other Person to merge into or consolidate with it, or sell, lease, transfer or otherwise dispose of (in a single transaction or a series of transactions) all or substantially all of its assets (in each case, whether now owned or hereafter acquired) all or substantially all of the stock of any of its Subsidiaries (in each case, whether now owned or hereafter acquired) or liquidate or dissolve; provided, that if at the time thereof and immediately after giving effect thereto, no Default or Event of Default shall have occurred and be continuing (i) the Company or any Subsidiary may merge with a Person if the Company (or such Subsidiary if the Company is not a party to such merger) is the surviving Person, (ii) any Subsidiary may merge into another Subsidiary; provided, that if any party to such merger is a Wholly Owned Subsidiary, the Wholly Owned Subsidiary shall be the surviving Person, (iii) any Subsidiary may merge into the Company if Company is the surviving Person, (iv) any Subsidiary may sell, transfer, lease or otherwise dispose of all or substantially all of its assets to the Company or to a Wholly Owned Subsidiary, (v) any Subsidiary that is no longer operational as a result of a sale or disposition permitted by paragraph 6G(iii) shall be permitted to liquidate or dissolve, and (vi) any Subsidiary (other than a Wholly Owned Subsidiary) may liquidate or dissolve if the Company determines in good faith that such liquidation or dissolution is in the best interests of the Company and is not materially disadvantageous to the holders of the Notes; provided, that any such merger involving a Person that is not a Wholly Owned Subsidiary immediately prior to such merger shall not be permitted unless also permitted by paragraph 6E.
          6E. Investments, Loans, Etc. The Company will not, and will not permit any of its Subsidiaries to, purchase, hold or acquire (including pursuant to any merger with any

Person that was not a Wholly Owned Subsidiary prior to such merger), any Capital Stock, evidence of indebtedness or other securities (including any option, warrant, or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, or make or permit to exist any investment or any other interest in, any other Person or purchase or otherwise acquire (in one transaction or a series of transactions) all or substantially all of the assets of a Person, or any assets of any other Person that constitute a business unit or division of any other Person, or create or form any Subsidiary (all of the foregoing being collectively called “Investments”), except:
          (i) Investments (other than Permitted Investments) existing on the date hereof and set forth on Schedule 6E (including Investments in Subsidiaries);
          (ii) Permitted Investments;
          (iii) Intercompany Loans not to exceed the amount specified in paragraph 6B(iii) herein;
          (iv) loans or advances to employees, officers or directors of the Company or any Subsidiary in the ordinary course of business for travel, relocation and related expenses not to exceed $250,000 in the aggregate outstanding amount;
          (v) Hedging Transactions permitted by paragraph 6K;
          (vi) the purchase or other acquisition of Capital Stock of one or more Non-Consolidated Entities so long as the aggregate amount of such Investments does not exceed either clause (i) or clause (ii) of the definition of Minority Investment Amount; provided however, that (x) at the time of such purchase or other acquisition and immediately after giving effect thereto, no Default or Event of Default shall have occurred and be continuing and (y) no such purchase or acquisition shall be made if the Company would not be in compliance on a Pro Forma Basis with the financial covenants set forth in paragraph 6 recomputed as of the last day of the most recently ended Fiscal Quarter for which financial statements are available;
          (vii) Investments permitted by, and made in accordance with, paragraph 6N;
          (viii) subject to compliance with paragraph 5J, Investments made in newly formed Subsidiaries for the purpose of developing new surgery centers; and
          (ix) Other Investments in an aggregate amount not to exceed $12,500,000 in any Fiscal Year; provided, that the aggregate amount of Investments made under this clause (viii) shall not exceed $30,000,000 in the aggregate during the term of this Agreement.
          6F. Restricted Payments.
          (i) Except for dividends or distributions payable from a Wholly Owned Subsidiary to the Company, the Company will not, and will not permit any of its corporate Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any dividend on any Equity Interest, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, retirement, defeasance or other acquisition of, any shares of treasury stock (each, a “Restricted Payment”); provided however, that, at the time thereof and immediately after giving effect thereto, no Default or Event of Default shall have occurred and be continuing, (i) the Company shall be permitted to declare and pay dividends in an amount not to exceed $10,000,000 in the aggregate in any Fiscal Year and (ii) the Company shall be permitted to purchase in the aggregate after the Closing Day treasury stock totaling no greater than (x) $75,000,000 plus (y) one hundred percent (100%) of the Net Equity Proceeds received by the Company after the Closing Day from the exercise of options or warrants to purchase the Company’s common stock; provided, further, that no Restricted Payment shall be made hereunder unless, and only unless, the Company shall be in compliance on a Pro Forma Basis with the financial covenants set forth in paragraph 6 recomputed as of the last day of the most recently ended Fiscal Quarter for which financial statements are available;
          (ii) Upon the occurrence, and during the continuance of, a Default or Event of Default, Company will not, and will not permit any of its corporate Subsidiaries to, pay or make, or agree to pay or make, directly or indirectly, any principal payments against any Intercompany Loans.
          6G. Sale of Assets. The Company will not, and will not permit any of its Subsidiaries to, convey, sell, lease, assign, transfer or otherwise dispose of to any Person other than to Company or a Wholly Owned Subsidiary, any of its assets, business or property, whether now owned or hereafter acquired, or, in the case of any Subsidiary, issue or sell any shares of such Subsidiary’s Capital Stock to any Person other than the Company or a Wholly Owned Subsidiary (or to qualify directors if required by applicable law), except:
          (i) the sale or other disposition for fair market value of obsolete or worn out property or other property not necessary for operations disposed of in the ordinary course of business;
          (ii) the sale of inventory and Permitted Investments in the ordinary course of business;
          (iii) the sale or other disposition of one or more surgery centers (whether such sale or disposition is structured as an asset sale or a sale of all of the Equity Interests held by the Company or one of its Wholly Owned Subsidiaries in a Subsidiary whose sole asset is (or substantially all of its assets are comprised of) a surgery center) or Equity Interests in a Subsidiary whose sole asset is a surgery center; provided, that (i) no sale or other disposition of a surgery center or Equity Interests in a Subsidiary whose sole asset is a surgery center shall be permitted if such sale or disposition would constitute a Material Sale and (ii) at the time of such sale or disposition, the Company shall have certified to the Collateral Agent and the holders of the Notes a reasonably detailed calculation of the Net Disposition Proceeds from such sale or disposition and that such sale or disposition does not constitute a Material Sale; or
          (iv) the sale or other transfer by the Company or a Wholly Owned Subsidiary of Equity Interests in a Subsidiary to a physician or group of physicians who have a business relationship with such Subsidiary; provided that in no event shall such transfer reduce the ownership interest of the Company or any Wholly Owned Subsidiary in such Subsidiary below fifty-one percent (51%) (unless such transfer is a sale or disposition effected pursuant to clause (iii) immediately above).
          6H. Transactions with Affiliates. The Company will not, and will not permit any of its Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (i) in the ordinary course of business at prices and on terms and conditions not less favorable to the Company or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (ii) transactions between or among the Company and its Wholly Owned Subsidiaries not involving any other Affiliates and (iii) any Restricted Payment permitted by paragraph 6F.
          6I. Restrictive Agreements. The Company will not, and will not permit any Subsidiary to, directly or indirectly, enter into, incur or permit to exist any agreement that prohibits, restricts or imposes any condition upon (i) except for restrictions in the limited partnership agreements set forth on Schedule 6I on the ability of a partner to transfer partnership interests, the ability of the Company or any Subsidiary to create, incur or permit any Lien upon any of its assets or properties, whether now owned or hereafter acquired, or (ii) the ability of any Subsidiary to pay dividends or other distributions with respect to its Capital Stock, to make or repay loans or advances to the Company or any other Subsidiary, to Guarantee Indebtedness of the Company or any other Subsidiary or to transfer any of its property or assets to the Company or any Subsidiary of the Company; provided, that (1) the foregoing shall not apply to restrictions or conditions imposed by law or by this Agreement, any other Note Document or the Loan Documents, (2) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is sold and such sale is permitted hereunder, (3) clause (i) shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions and conditions apply only to the property or assets securing such Indebtedness and (4) clause (i) shall not apply to customary provisions in leases restricting the assignment thereof.
          6J. Sale and Leaseback Transactions. The Company will not, and will not permit any of the Subsidiaries to, enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereinafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred.
          6K. Hedging Agreements. The Company will not, and will not permit any of the Subsidiaries to, enter into any Hedging Transactions, other than Hedging Transactions entered into in the ordinary course of business to hedge or mitigate risks to which the Company or any Subsidiary is exposed in the conduct of its business or the management of its liabilities. Solely for the avoidance of doubt, the Company acknowledges that a Hedging Transaction entered into for speculative purposes or of a speculative nature (which shall be deemed to include any Hedging Transaction under which the Company or any of the Subsidiaries is or may become obliged to make any payment (i) in connection with the purchase by any third party of any Capital Stock or any Indebtedness or (ii) as a result of changes in the market value of any Capital Stock or any Indebtedness) is not a Hedging Transaction entered into in the ordinary course of business to hedge or mitigate risks.
          6L. Amendment to Material Documents.
          (i) The Company will not, and will not permit any Subsidiary to, amend, modify or waive any of its rights in a manner materially adverse to the holders of the Notes under (a) its certificate of incorporation, bylaws or other organizational documents or (b) any Material Contract to which it is a party.
          (ii) Upon the occurrence, and during the continuance of, a Default or Event of Default, the Company will not, and will not permit any of its corporate Subsidiaries to, amend or terminate, or agree to, amend or terminate, directly or indirectly, any Intercompany Loans.

          6M. Accounting Changes. The Company will not, and will not permit any Subsidiary to, make any significant change in accounting treatment or reporting practices, except as required by GAAP, or change the fiscal year of the Company or of any Subsidiary, except to change the fiscal year of a Subsidiary to conform its fiscal year to that of the Company.
          6N. Acquisitions. Without the prior written consent of the Required Holders, the Company may not make any Acquisition (except pursuant to paragraph 6E(ix)) unless:
          (i) before and after giving effect to such Acquisition, (1) no Default or Event of Default has occurred and is continuing, (2) all conditions to borrowing under the Credit Agreement can be satisfied, (3) the representation set forth in paragraph 8P is true and correct as of the date of such Acquisition and (4) the Company would be in compliance with each of the covenants set forth in paragraph 6A, which shall be recomputed as of the day of the most recently ended Fiscal Quarter (for which financial statements are required to have been delivered) as if such Acquisition has occurred, and any Indebtedness incurred in connection therewith had been incurred, as of the first day of each relevant period for testing compliance;
          (ii) such Acquisition is consensual and has been approved by the board of directors (or equivalent thereof) of the Person whose stock or assets will be acquired in such Acquisition;
          (iii) the Person or assets being acquired are in the same line of business as the Company and its Wholly Owned Subsidiaries or any business reasonably related thereto, and such Acquisition shall only involve assets located in the United States;
          (iv) at least fifteen (15) Business Days prior to the proposed Acquisition the Company delivers to the holders of the Notes the Acquisition Information Package; and
          (v) the Company shall deliver to the holders of the Notes (1) within the time period required under paragraph 5J, the documentation and agreements required by paragraph 5J herein and (2) simultaneously with the Acquisition, a certificate executed by a Responsible Officer of the Company certifying that each of the conditions set forth above have been satisfied.
          6O. Subsidiaries. Except for Investments permitted by paragraph 6E(vi):
          (i) The Company may not hold an ownership interest in any Person except a Wholly Owned Subsidiary.
          (ii) A Wholly Owned Subsidiary may not hold an ownership interest in any Person except for a Subsidiary.
          6P. ERISA Violation. The Company will not, and will not permit any of its Subsidiaries, to engage in any transaction, take any action, or fail to take any action which could reasonably be expected to subject the Company, any Subsidiary of Company, or any Affiliate of the Company or any Subsidiary of Company to a material civil penalty pursuant to an ERISA violation.
          6Q. Government Regulation. Neither the Company nor any of its Subsidiaries will (i) be or become subject at any time to any law, regulation, or list of any

Government Authority of the United States (including, without limitation, the U.S. Office of Foreign Asset Control list) that prohibits or limits the holders of the Notes from making any advance or extension of credit to the Company or from purchasing the Notes or from otherwise conducting business with the Credit Parties, or (ii) fail to provide documentary and other evidence of the identity of the Credit Parties as may be requested by the holders of the Notes at any time to enable the holders of the Notes to verify the identity of the Credit Parties or to comply with any applicable law or regulation, including, without limitation, Section 326 of the Patriot Act.
          6R. Permitted Subordinated Indebtedness.
          (i) The Company will not, and will not permit any of its Subsidiaries to (i) prepay, redeem, repurchase or otherwise acquire for value any Permitted Subordinated Debt, or (ii) make any principal, interest or other payments on any Permitted Subordinated Debt that is not expressly permitted by the subordination provisions of the Subordinated Debt Documents.
          (ii) The Company will not, and will not permit any of its Subsidiaries to, agree to or permit any amendment, modification or waiver of any provision of any Subordinated Debt Document if the effect of such amendment, modification or waiver is to (1) increase the interest rate on such Permitted Subordinated Debt or change (to earlier dates) the dates upon which principal and interest are due thereon; (2) alter the redemption, prepayment or subordination provisions thereof; (3) alter the covenants and events of default in a manner that would make such provisions more onerous or restrictive to the Company or any such Subsidiary; or (4) otherwise increase the obligations of the Company or any Subsidiary in respect of such Permitted Subordinated Debt or confer additional rights upon the holders thereof which individually or in the aggregate would be adverse to the Company or any of its Subsidiaries or to the holders of the Notes.
          6S. Most Favored Lender Status. (i) The Company will not, directly or indirectly, and will not permit any other Credit Party to amend or modify the Loan Documents to include one or more Additional Covenants or Additional Defaults, unless in each case the Company contemporaneously executes an amendment to this Agreement, in form and substance reasonably satisfactory to the Required Holders, to include such Additional Covenants or Additional Defaults herein; provided, that to the extent that the Company or any Credit Party shall enter into, assume or otherwise become bound by or obligated under such amendment or agreement containing one or more Additional Covenants or Additional Defaults without amending this Agreement to include such Additional Covenants or Additional Defaults, the terms of this Agreement shall nonetheless, without any further action on the part of the Company or any of the holders of the Notes, be deemed to be amended automatically to include each Additional Covenant and each Additional Default contained in such amendment or agreement. If the Company shall enter into a new principal credit agreement or loan agreement to replace or refinance the Credit Agreement, the terms in such replacement credit agreement or loan agreement governing prepayment from the proceeds of asset dispositions shall be materially the same as the applicable prepayment provisions in the Credit Agreement on the date hereof. (ii) The Company will not, directly or indirectly, amend or otherwise modify or permit any amendment or other modification of Section 2.11(b) of the Credit Agreement with respect to the prepayment of the proceeds of asset dispositions, unless such amendment or modification is reasonably satisfactory to the Required Holders and the Company contemporaneously offers to execute (and if requested by the Required Holders, executes) an amendment to this Agreement, in form and substance reasonably satisfactory to the Required Holders, to include the same such amendment or modification (or the functional equivalent thereof); provided, that the Company shall provide to the holders of the Notes, no less than five (5) Business Days prior to the effectiveness of any such proposed amendment or modification to the Credit Agreement, a copy of the final version of such proposed amendment or modification to the Credit Agreement.
          7. EVENTS OF DEFAULT.
          7A. Acceleration. If any of the following events shall occur and be continuing for any reason whatsoever (and whether such occurrence shall be voluntary or involuntary or come about or be effected by operation of law or otherwise):
     (i) the Company shall fail to pay any principal of, or Yield-Maintenance Amount payable with respect to, any Note when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment or otherwise; or
     (ii) the Company shall fail to pay any interest on any Note or any other amount (other than an amount payable under clause (i) of this paragraph 7A) payable under this Agreement or any other Note Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five (5) Business Days; or
     (iii) any representation or warranty made or deemed made by or on behalf of the Company or any Subsidiary in or in connection with this Agreement or any other Note Document (including the Schedules attached thereto) and any amendments or modifications hereof or waivers hereunder, or in any certificate, report, financial statement or other document submitted to the holders of the Notes by any Credit Party or any representative of any Credit Party pursuant to or in connection with this Agreement or any other Note Document shall prove to be incorrect in any material respect when made or deemed made or submitted; or
     (iv) the Company shall fail to observe or perform any covenant or agreement contained in paragraphs 5A, 5B, 5C (with respect to the Company’s existence), 5G or paragraph 6; or
     (v) any Credit Party shall fail to observe or perform any covenant or agreement contained in this Agreement (other than those referred to in clauses (i), (ii) and (iv) above) or any other Note Document, and such failure shall remain unremedied for thirty (30) days after the earlier of (i) any officer of the Company becomes aware of such failure, or (ii) notice thereof shall have been given to the Company by any holder of the Notes; or
     (vi) the Company or any Subsidiary (whether as primary obligor or as guarantor or other surety) shall fail to pay any principal of or premium or interest on any Material Indebtedness that is outstanding, when and as the same shall become due and payable (whether at scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument evidencing or governing such Material Indebtedness; or any other event shall occur or condition shall exist under any agreement or instrument relating to such Material Indebtedness and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition constitutes a default or accelerates, or permit the acceleration of, the maturity of such Material Indebtedness; or any such Material Indebtedness shall be declared to be due and payable prior to the stated maturity date thereof; or any such Material Indebtedness shall be required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or any offer to prepay, redeem, purchase or defease such Material Indebtedness shall be required to be made, in each case prior to the stated maturity thereof; or
     (vii) the Company or any Subsidiary shall (i) commence a voluntary case or other proceeding or file any petition seeking liquidation, reorganization or other relief under any federal, state or foreign bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a custodian, trustee, receiver, liquidator or other similar official of it or any substantial part of its property, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (i) of this Section, (iii) apply for or consent to the appointment of a custodian, trustee, receiver, liquidator or other similar official for the Company or any such Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, or (vi) take any action for the purpose of effecting any of the foregoing; or
     (viii) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Company or any Subsidiary or its debts, or any substantial part of its assets, under any federal, state or foreign bankruptcy, insolvency or other similar law now or hereafter in effect or (ii) the appointment of a custodian, trustee, receiver, liquidator or other similar official for the Company or any Subsidiary or for a substantial part of its assets, and in any such case, such proceeding or petition shall remain undismissed for a period of sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered; or
     (ix) the Company or any Subsidiary shall become unable to pay, shall admit in writing its inability to pay, or shall fail to pay, its debts as they become due; or
     (x) an ERISA Event shall have occurred that, in the opinion of the Required Holders, when taken together with other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect for the Company and the Subsidiaries; or
     (xi) any uninsured judgment or order for the payment of money in excess of $2,000,000, in the aggregate, or in such amount that would result in a Material Adverse Effect, shall be rendered against the Company or any Subsidiary, and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order and shall not have been stayed within fifteen (15) days after the commencement thereof, or (ii) there shall be a period of thirty (30) consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or
     (xii) any non-monetary judgment or order shall be rendered against the Company or any Subsidiary that could reasonably be expected to have a Material

Adverse Effect, and there shall be a period of thirty (30) consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or
     (xiii) [Intentionally Omitted];
     (xiv) any material provision of any Guaranty Agreement, the Security Documents, or any other document securing the Obligations of Company and the Subsidiaries hereunder shall for any reason cease to be valid and binding on, or enforceable against the Company or the Subsidiaries; or
     (xv) the Company or any Subsidiary violates or otherwise fails to comply with any law, rule, regulation, decree, order, or judgment under the laws of the United States of America or of any state or jurisdiction thereof which violation has a Material Adverse Effect or Company or any Subsidiary fails or refuses at any time to remain current in its financial reporting requirements pursuant to such laws, rules, and regulations or pursuant to the rules and regulations of any exchange upon which any shares of Company are traded;
     (xvi) a default shall occur under any other Note Document and shall continue beyond any applicable notice and cure period;
     (xvii) the Company or any of its Subsidiaries shall be enjoined, restrained or in any way prevented by the order of any Governmental Authority from conducting any material part of the business of the Company and its Subsidiaries and such order shall continue in effect for more than thirty (30) days if such event or circumstance is not covered by business interruption insurance and could have a Material Adverse Effect;
     (xviii) the loss, suspension or revocation of, or failure to renew, any license, permit or authorization now held or hereafter acquired by the Company or any of its Subsidiaries, or any other action shall be taken by any Governmental Authority in response to any alleged failure by the Company or any of its Subsidiaries to be in compliance with applicable law if such loss, suspension, revocation or failure to renew or other action, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect;
     (xix) any default or event of default (after giving effect to any grace period) shall have occurred and be continuing under the Subordinated Debt Documents or any Subordinated Debt Document shall cease to be in full force and effect or the validity or enforceability thereof is disaffirmed by or on behalf of any subordinated lender party thereto, or any Obligations fail for any reason to rank senior in priority to the Indebtedness under the Subordinated Debt Documents, or all or any part of the Permitted Subordinated Debt is accelerated, is declared to be due and payable is required to be prepaid or redeemed, in each case prior to the stated maturity thereof;
     (xx) an “Event of Default” under and as defined in the Credit Agreement shall have occurred; or
     (xxi) an event of default shall exist under any Hedging Transaction with a Hedge Provider (taking into account any applicable cure or grace period provisions thereof);

then (a) if such event is an Event of Default specified in clause (i) or (ii) of this paragraph 7A, any holder of any Note (other than the Company or any of its Subsidiaries or Affiliates) may at its option, by notice in writing to the Company, declare all of the Notes held by such holder to be, and all of the Notes held by such holder shall thereupon be and become, immediately due and payable at par together with interest accrued thereon, without presentment, demand, protest or notice of any kind (including, without limitation, notice of intent to accelerate), all of which are hereby waived by the Company, (b) if such event is an Event of Default specified in clause (vii), (viii), (ix) or (x) of this paragraph 7A with respect to the Company, all of the Notes at the time outstanding shall automatically become immediately due and payable together with interest accrued thereon and the Yield-Maintenance Amount, if any, with respect to each Note, without presentment, demand, protest or notice of any kind (including, without limitation, notice of intent to accelerate and notice of acceleration of maturity), all of which are hereby waived by the Company, and (c) with respect to any event constituting an Event of Default (including an event described in clause (a) above), the Required Holder(s) of the Notes may at its or their option, by notice in writing to the Company, declare all of the Notes to be, and all of the Notes shall thereupon be and become, immediately due and payable together with interest accrued thereon and together with the Yield-Maintenance Amount, if any, with respect to each Note, without presentment, demand, protest or notice of any kind (including, without limitation, notice of intent to accelerate), all of which are hereby waived by the Company.
Solely for the purposes of determining whether a Default or an Event of Default has occurred under clauses (vii), (viii) or (ix) of this paragraph 7A, any reference in any such clause to a Subsidiary shall be deemed not to include any Subsidiary (such Subsidiary, an “Excluded Subsidiary”) affected by any event or circumstance referred to in any such clause that did not (x) as of the last day of the Fiscal Quarter most recently ended, have assets with a value (determined on a consolidated basis) in excess of 1.0% of the consolidated total assets of the Company and its Subsidiaries as of the last day of such Fiscal Quarter or (y) have revenues (determined on a consolidated basis) for the Four Quarter Period in excess of 1.0% of the total revenues of the Company and its Subsidiaries for such Four Quarter Period; provided that if it is necessary to exclude more than one Subsidiary from clause (vii), (viii) or (ix) of this paragraph 7A pursuant to this paragraph in order to avoid a Default or an Event of Default, all Excluded Subsidiaries shall be considered to be a single consolidated Subsidiary for purposes of determining whether the condition specified above is satisfied.
The Company acknowledges, and the parties hereto agree, that each holder of a Note has the right to maintain its investment in the Notes free from repayment by the Company (except as herein specifically provided for) and that the provision for payment of the Yield-Maintenance Amount by the Company in the event that the Notes are prepaid or are accelerated as a result of an Event of Default, is intended to provide compensation for the deprivation of such right under such circumstances.
          7B. Rescission of Acceleration. At any time after any or all of the Notes shall have been declared immediately due and payable pursuant to paragraph 7A, the Required Holder(s) of the Notes may, by notice in writing to the Company, rescind and annul such declaration and its consequences if (i) the Company shall have paid all overdue interest on the Notes, the principal of and Yield-Maintenance Amount, if any, payable with respect to any Notes which have become due otherwise than by reason of such declaration, and interest on such overdue interest and overdue principal and Yield-Maintenance Amount at the rate specified in the

Notes, (ii) the Company shall not have paid any amounts which have become due solely by reason of such declaration, (iii) all Events of Default and Defaults, other than non-payment of amounts which have become due solely by reason of such declaration, shall have been cured or waived pursuant to paragraph 11C, and (iv) no judgment or decree shall have been entered for the payment of any amounts due pursuant to the Notes or this Agreement. No such rescission or annulment shall extend to or affect any subsequent Event of Default or Default or impair any right arising therefrom.
          7C. Notice of Acceleration or Rescission. Whenever any Note shall be declared immediately due and payable pursuant to paragraph 7A or any such declaration shall be rescinded and annulled pursuant to paragraph 7B, the Company shall forthwith give written notice thereof to the holder of each Note at the time outstanding.
          7D. Other Remedies. If any Event of Default or Default shall occur and be continuing, the holder of any Note may proceed to protect and enforce its rights under this Agreement and such Note by exercising such remedies as are available to such holder in respect thereof under applicable law, either by suit in equity or by action at law, or both, whether for specific performance of any covenant or other agreement contained in this Agreement or in aid of the exercise of any power granted in this Agreement and may direct the Collateral Agent in accordance with the Intercreditor Agreement to exercise on behalf of the holders of the Notes all rights and remedies available to the holders of the Notes under the Security Documents. No remedy conferred in this Agreement upon the holder of any Note is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to every other remedy conferred herein or now or hereafter existing at law or in equity or by statute or otherwise.
          7E. Application of Proceeds. After the exercise of remedies provided for in this paragraph 7 (or after the Notes have automatically become immediately due and payable), subject to the provisions of the Intercreditor Agreement, any amounts received by the holders of the Notes shall be applied ratably to the Obligations.
          8. REPRESENTATIONS, COVENANTS AND WARRANTIES. The Company represents, covenants and warrants as follows (all references to “Subsidiary” and “Subsidiaries” in this paragraph 8 shall be deemed omitted if the Company has no Subsidiaries at the time the representations herein are made or repeated):
          8A. Existence; Power. The Company and each of its Subsidiaries (i) is duly organized, validly existing and in good standing as a corporation, limited liability company, or limited partnership, as the case may be, under the laws of the jurisdiction of its organization, (ii) has all requisite power and authority to carry on its business as now conducted, and (iii) is duly qualified to do business, and is in good standing, in each jurisdiction where such qualification is required, except, in the case of either of clauses (ii) or (iii), where the failure to do so could not reasonably be expected to result in a Material Adverse Effect.
          8B. Organizational Power; Authorization. The execution, delivery and performance by each Credit Party of the Note Documents to which it is a party are within such Credit Party’s organizational powers and have been duly authorized by all necessary organizational, and if required, stockholder, member, or partner, action. This Agreement has been duly executed and delivered by the Company, and constitutes, and each other Note Document to which any Credit Party is a party, when executed and delivered by such Credit Party, will constitute, valid and binding obligations of the Company or such Credit Party (as the case may be), enforceable against it in accordance with their respective term
          8C. Governmental Approvals; No Conflicts. The execution, delivery and performance by the Company of this Agreement, and by each Credit Party of the other Note Documents to which it is a party (i) do not require any consent or approval of, registration or filing with, or any action by, any Governmental Authority, except those as have been obtained or made and are in full force and effect, (ii) will not violate any Requirements of Law applicable to the Company or any of its Subsidiaries or any judgment, order or ruling of any Governmental Authority, (iii) will not violate or result in a breach or default under any Material Contract or under the Loan Documents or give rise to a right thereunder to require any payment to be made by the Company or any of its Subsidiaries and (iv) will not result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries, except Liens (if any) created under the Security Documents.
          8D. Financial Statements. The Company has furnished to each holder of the Notes the audited consolidated balance sheet of the Company and its Subsidiaries for the Fiscal Year ending December 31, 2009, and the related consolidated statements of income, shareholders’ equity and cash flows, audited by independent public accountants of recognized national standing and prepared in accordance with GAAP. Since December 31, 2009, there have been no changes with respect to the Company and its Subsidiaries which have had or could reasonably be expected to have, singularly or in the aggregate, a Material Adverse Effect.
          8E. Litigation and Environmental Matters.
          (i) Except for matters set forth on Schedule 8E, no litigation, investigation or proceeding of or before any arbitrators or Governmental Authorities is pending against or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries (1) that is not covered fully by insurance and as to which there is a reasonable possibility of an adverse determination that could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect or (2) which in any manner draws into question the validity or enforceability of this Agreement or any other Note Document.
          (ii) Except for the matters set forth on Schedule 8E, neither the Company nor any of its Subsidiaries (1) has failed to comply in any material respect with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (2) has become subject to any Environmental Liability, (3) has received notice of any claim with respect to any Environmental Liability or (4) knows of any basis for any Environmental Liability.
          8F. Compliance with Laws and Agreements; Credit Agreement Representations. Neither the Company nor any Subsidiary has knowingly violated (i) any Requirements of Law, or any judgment, decree or order of any Governmental Authority which have a reasonable likelihood of resulting in a Material Adverse Effect, or (ii) any indentures, agreements or other instruments binding upon it or its properties, except where such violation, either singularly or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. Neither the Company nor any Subsidiary is in default under or breach of any agreement or contract, the effect of which would be to cause a Material Adverse Effect. Each of the representations and warranties set forth in Section 4 of the Credit Agreement is true and correct in all material respects on and as of the Closing Day.

          8G. Investment Company Act, Etc. Neither the Company nor any of its Subsidiaries is (i) an “investment company” or is “controlled” by an “investment company”, as such terms are defined in, or subject to regulation under, the Investment Company Act of 1940, as amended, or (ii) otherwise subject to any other regulatory scheme limiting its ability to incur debt or requiring any approval or consent from or registration or filing with, any Governmental Authority in connection therewith.
          8H. Taxes. The Company and its Subsidiaries have timely filed or caused to be filed all Federal income tax returns and all other material tax returns that are required to be filed by them, and have paid all taxes shown to be due and payable on such returns or on any assessments made against it or its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority, except (i) to the extent the failure to do so would not have a Material Adverse Effect or (ii) where the same are currently being contested in good faith by appropriate proceedings and for which the Company or such Subsidiary, as the case may be, has set aside on its books adequate reserves in accordance with GAAP.
          8I. Margin Regulations. None of the proceeds from the issuance of the Notes will be used for “purchasing” or “carrying” any “margin stock” with the respective meanings of each of such terms under Regulation U as now and from time to time hereafter in effect or for any purpose that violates the provisions of Regulations T, U or X. The Company and its Subsidiaries are in full compliance with, and have not violated or allowed to be violated, any provision of, any of the Regulations T, U, or X. Neither the Company nor its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying “margin stock.”
          8J. ERISA.
          (i) No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. The “benefit obligations” of all Plans did not, as of the date of the most recent financial statements reflecting such amounts, exceed the “fair market value of the assets” of such Plans by more than $2,000,000. No event has occurred since the issuance of such financial statements that would cause the “benefit obligations” of all Plans to exceed the “fair market value of the assets” of such Plans by the dollar amount specified in the previous sentence. The terms “benefit obligations” and “fair market value of assets” shall be determined by and with such terms defined in accordance with FASB ASC 715.
          (ii) Each Employee Benefit Plan is in compliance with all applicable provisions of ERISA, the Code and other Requirements of Law, except where the failure to be so in compliance could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. Except with respect to Multiemployer Plans, each Qualified Plan (I) has received a favorable determination from the IRS applicable to the Qualified Plan’s current remedial amendment cycle (as defined in Revenue Procedure 2007-44 or “2007-44” for short), (II) has timely filed for a favorable determination letter from the IRS during its staggered remedial amendment cycle (as defined in 2007-44) and such application is currently being processed by the IRS, (III) has filed for a determination letter prior to its “GUST remedial amendment period” (as defined in 2007-44) and received such determination letter and the staggered remedial amendment cycle first following the GUST remedial amendment period for such Qualified Plan has not yet expired or (IV) is maintained under a prototype plan and may rely upon a favorable opinion letter issued by the IRS with respect to such prototype plan. No event has occurred which would cause the loss of the Company’s or any ERISA Affiliate’s reliance on the Qualified Plan’s favorable determination letter or opinion letter.
          (iii) With respect to any Employee Benefit Plan that is a retiree welfare benefit arrangement, all amounts have been accrued on the Company’s financial statements in accordance with Statement of FASB ASC 715.
          (iv) Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect: (1) there are no pending or to the best of the Company’s knowledge, threatened claims, actions or lawsuits or action by any Governmental Authority participant or beneficiary with respect to a Employee Benefit Plan; (2) there are no violations of the fiduciary responsibility rules with respect to any Employee Benefit Plan; and (3) neither the Company nor ERISA Affiliate has engaged in a non-exempt “prohibited transaction,” as defined in Section 406 of ERISA and Section 4975 of the Code, in connection with any Employee Benefit Plan, that would subject the Company to a tax on prohibited transactions imposed by Section 502(i) of ERISA or Section 4975 of the Code.
          (v) The execution and delivery of this Agreement and the issuance and sale of the Notes will be exempt from or will not involve any transaction which is subject to the prohibitions of section 406 of ERISA and will not involve any transaction in connection with which a penalty could be imposed under section 502(i) of ERISA or a tax could be imposed pursuant to section 4975 of the Code. The representation by the Company in the next preceding sentence is made in reliance upon and subject to the accuracy of the representation of each Purchaser in paragraph 9B as to the source of funds to be used by it to purchase any Notes.
          8K. Ownership of Property.
          (i) Each of the Company and its Subsidiaries has good and marketable title to, or valid leasehold interests in, all of its real and personal property material to the operation of its respective business. All leases that individually or in the aggregate are material to the business or operations of the Company and its Subsidiaries are valid and subsisting and are in full force.
          (ii) Each of the Company and its Subsidiaries has good and marketable title to and ownership of all of the material assets described as being owned by Company or its Subsidiaries in the Company’s most recent consolidated financial statements, free and clear of all Liens, except for Permitted Encumbrances and those other Liens allowed by paragraph 6C.
          (iii) Each of the Company and its Subsidiaries owns, or is licensed, or otherwise has the right, to use, all patents, trademarks, service marks, tradenames, copyrights and other intellectual property material to its business, and the use thereof by the Company and its Subsidiaries does not infringe on the rights of any other Person, except for any such infringements that, individually or in the aggregate, would not have a Material Adverse Effect.
          (iv) The properties of the Company and its Subsidiaries are insured with financially sound and reputable insurance companies which are not Affiliates of the Company (other than Persons who are Affiliates solely by virtue of their ownership of Equity Interests in the Borrower), in such amounts with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Company or any applicable Subsidiary operates.

          8L. Disclosure. The Company has disclosed to the holders of the Notes all agreements, instruments, and corporate or other restrictions to which the Company or any of its Subsidiaries is subject, and all other matters known to any of them, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. None of the reports, financial statements, certificates or other information furnished by or on behalf of the Company to the Purchasers in connection with the negotiation of this Agreement or any other Note Document or delivered hereunder or thereunder (as modified or supplemented by any other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, taken as a whole, in light of the circumstances under which they were made, not misleading; provided that with respect to projected financial information, the Company represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time
          8M. Labor Relations. There are no strikes, lockouts or other material labor disputes or grievances against the Company or any of its Subsidiaries, or, to the Company’s knowledge, threatened against or affecting the Company or any of its Subsidiaries, except those that could not reasonably be expected to have a Material Adverse Effect and no significant unfair labor practice, charges or grievances are pending against the Company or any of its Subsidiaries, or to the Company’s knowledge, threatened against any of them before any Governmental Authority, except those that could not reasonably be expected to have a Material Adverse Effect. All payments due from the Company or any of its Subsidiaries pursuant to the provisions of any collective bargaining agreement have been paid or accrued as a liability on the books of the Company or any such Subsidiary, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.
          8N. Subsidiaries. Schedule 8N sets forth the names of, the address of, the states of incorporation or organization, and the ownership interest of the Company in, and the type of, each Subsidiary and identifies each Subsidiary that is a Credit Party, in each case as of the Closing Day. The Company uses no trade names.
          8O. Personal Holding Company; Subchapter S. Neither Company nor any Subsidiary is a “personal holding company” as defined in Section 542 of the Code, and neither Company nor any Subsidiary is a “Subchapter S” corporation within the meaning of the Code.
          8P. Solvency. The Company and each Subsidiary (other than an Excluded Subsidiary) are solvent as of the date hereof (after giving effect to the incurrence of Indebtedness under this Agreement and the incurrence of Indebtedness under the Credit Agreement) and shall remain solvent at all times hereafter. The Company and each Subsidiary (other than an Excluded Subsidiary) are generally paying their respective debts as they mature and the fair value of Company’s and such Subsidiary’s assets substantially exceeds the sum total of their respective liabilities.
          8Q. Foreign Assets Control Regulations, Etc. Neither the issuance of any Note nor the use of the proceeds thereof will violate (i) the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto, (ii) the Patriot Act or (iii) Executive Order No. 13,224, 66 Fed. Reg. 49,079 (2001), issued by the President of the United States (Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit or Support Terrorism). Without limiting the foregoing, neither Company nor any of its Subsidiaries is or will become a “blocked person” as described in Section 1 of such Executive Order or engages or will engage in any dealings or transactions with, or is otherwise associated with, any such blocked person
          8R. OFAC. None of the Company, any Subsidiary of the Company or any Affiliate of the Company (i) is a Sanctioned Person, (ii) has any assets in Sanctioned Countries, or (iii) derives any of its operating income from investments in, or transactions with Sanctioned Persons or Sanctioned Countries. No part of the proceeds of the issuance of any Note hereunder will be used directly or indirectly to fund any operations in, finance any investments or activities in or make any payments to, a Sanctioned Person or a Sanctioned Country or for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended. Solely for purposes of this Section 4.18, “Affiliate of the Borrower” shall not include any Person who is an Affiliate of the Borrower solely by virtue of its ownership of Equity Interests in the Borrower unless the Borrower has actual knowledge that such Person would be included in any of the foregoing clauses (i), (ii) or (iii).
          8S. Capital. Company now has capital sufficient to carry on its business and transactions and all businesses and transactions in which it is engaged.
          8T. Health Care Permits.
          (i) To the extent required by the Health Care Laws, all Subsidiaries (1) hold all Health Care Permits required to operate their respective businesses as conducted from time to time, and (2) are certified for participation and reimbursement under Titles XVIII and XIX of the Social Security Act (the “Medicare and Medicaid Programs”), except where the failure to hold such Health Care Permits or hold such certifications would not reasonably be expected to have a Material Adverse Effect.
          (ii) Neither the Company nor any Subsidiary has received any notice (i) alleging that it fails or has failed to hold any Health Care Permit, or (ii) of any action pending or recommended by any Governmental Authority of competent jurisdiction to revoke, limit, withdraw or suspend any Health Care Permit, except where the matters disclosed in any such notice would not reasonably be expected to have a Material Adverse Effect.
          (iii) Each physician performing services at an ambulatory surgery center operated by a Subsidiary is credentialed to perform services at such facility through the medical staff bylaws of such Subsidiary, except where such failure would not reasonably be expected to have a Material Adverse Effect. Each Health Care Provider providing services at an ambulatory surgery center operated by a Subsidiary holds a current and unrestricted professional license or certification from a Governmental Authority, as required under the Health Care Laws, except where failure would not reasonably be expected to have a Material Adverse Effect.
          8U. Health Care Laws.
          (i) Except where violation of or non-compliance with Health Care Laws could not reasonably be expected to result in a Material Adverse Effect, neither the Company nor any Subsidiary nor any Person acting on behalf of the Company or any Subsidiary has directly or indirectly: (i) engaged in any activity, participated in any relationship or arrangement, made any omission, or taken any other action whatsoever which, alone or collectively, is a violation of any Health Care Laws; (ii) with respect to any item or service offered by any Subsidiaries for which payment is made in whole or in part under a Federal Health Care Program, offered or paid any remuneration or other thing of value, in cash or in kind, to, or made any financial arrangements with, any past, present or potential customer, patient, physician, other provider, contractors or third party payor or any other Person other than in compliance with all Health Care Laws; and (iii) with respect to any item or service offered by any Subsidiaries for which payment is made in whole or in part under a Federal Health Care Program, given or agreed to give, nor is there any past or future agreement to give, any gift or gratuitous payment of any kind, nature or description (whether in money, property or services) to any past, present or potential customer, patient, physician, other provider, contractor, third party payor or any other Person other than in compliance with all Health Care Laws.
          (ii) Except where violation of or non-compliance with Health Care Laws could not reasonably be expected to result in a Material Adverse Effect, to the extent they participate in the Medicare and Medicaid Programs, all Subsidiaries in which ownership or membership interests are held by physicians or other Persons in a position to refer patients to or to recommend the services provided by such Subsidiaries are operated and, to the knowledge of the Company and its Subsidiaries, have been formed in compliance with all applicable Health Care Laws.
          (iii) There are no Claims against the Company or any Subsidiary (including the receipt of written communication from any Governmental Authorities) in connection with or related to any alleged violation of Health Care Laws that would reasonably be expected to have a Material Adverse Effect.
          (iv) All billings and claims submitted by a Subsidiary to a third party payor of health care benefits (including Federal Health Care Programs) have been complete and accurate in all respects and have been prepared in compliance with the Health Care Laws, except where such failure would not reasonably be expected to have a Material Adverse Effect. Each of the Subsidiaries has paid or caused to be paid, or shall pay or cause to be paid in accordance with applicable Health Care Laws, all known and undisputed refunds, overpayments or adjustments which have become due under the Federal Health Care Programs, except where such failure would not reasonably be expected to have a Material Adverse Effect. Each of the Subsidiaries has paid or caused to be paid all known and undisputed refunds, overpayments or adjustments which have become due to any other third party payor of health care benefits for any undisputed refund, overpayment or adjustment, except where such failure could not reasonably be expected to have a Material Adverse Effect.
          (v) Neither the Company nor any Subsidiary is subject to or has received written notice of any program integrity review conducted by any Governmental Authority in connection with any Federal Health Care Programs, nor has the Company or any Subsidiary received a subpoena, civil investigative demand, search warrant, or other similar written notice that it currently is or will be the subject of any investigation regarding violation of Health Care Laws by any Governmental Authority that could reasonably be expected to result in a Material Adverse Effect.
          (vi) None of the Subsidiaries is or has been the subject of any inspection, investigation, survey, audit, monitoring or other form of review by any non-Federal Health Care Programs third party payor of health care benefits based upon any alleged violation of Health Care Laws by or other improper activity on the part of the Company, any Subsidiary that could reasonably be expected to have a Material Adverse Effect.

          (vii) None of the Company or the Subsidiaries or their owners, managers, directors, managing employees (as such term is defined in 43 USC §1320a 5(b)), Health Care Providers or physicians who are credentialed to perform services at ambulatory surgery centers operated by the Subsidiaries are currently excluded from, prohibited from or, to the knowledge of the Company or its Subsidiaries, threatened with exclusion from participation in any Federal Health Care Programs to the extent such exclusion or failure could reasonably be expected to result in a Material Adverse Effect.
          8V. HIPAA.
          (i) The Company is, and each of its Subsidiaries are, in material compliance with the applicable privacy, security, transaction standards, breach notification, and other provisions and requirements of HIPAA and any comparable state laws.
          (ii) Neither the Company nor any Subsidiary has received any written communication from any Governmental Authority that alleges that the Company or any Subsidiary is not in material compliance with the applicable privacy, security, transaction standards, breach notification and other provisions and requirements of HIPAA or any comparable state laws.
          (iii) To the knowledge of the Company, no Breach has occurred with respect to any unsecured Protected Health Information maintained by or for the Company or any Subsidiary that is subject to the notification requirements of 45 C.F.R. §§ 164.406 or 164.408, and no information security or privacy breach event has occurred that would require notification to any Governmental Authority under state laws.
          8W. Offering of Notes. Neither the Company nor any agent acting on its behalf has, directly or indirectly, offered the Notes or any similar security of the Company for sale to, or solicited any offers to buy the Notes or any similar security of the Company from, or otherwise approached or negotiated with respect thereto with, any Person other than the Purchaser(s) and not more than five other Institutional Investors, and neither the Company nor any agent acting on its behalf has taken or will take any action which would subject the issuance or sale of the Notes to the provisions of Section 5 of the Securities Act or to the provisions of any securities or Blue Sky law of any applicable jurisdiction.
          8X. Rule 144A. The Notes are not of the same class as securities of the Company, if any, listed on a national securities exchange, registered under Section 6 of the Exchange Act or quoted in a U.S. automated inter-dealer quotation system.
          9. REPRESENTATIONS OF THE PURCHASERS.
     Each Purchaser represents as follows:
          9A. Nature of Purchase. Such Purchaser is not acquiring the Notes purchased by it hereunder with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act, provided that the disposition of such Purchaser’s property shall at all times be and remain within its control.

          9B. Source of Funds. At least one of the following statements is an accurate representation as to each source of funds (a “Source”) to be used by such Purchaser to pay the purchase price of the Notes to be purchased by such Purchaser hereunder:
     (i) the Source is an “insurance company general account” (as the term is defined in the United States Department of Labor’s Prohibited Transaction Exemption (“PTE”) 95-60) in respect of which the reserves and liabilities (as defined by the annual statement for life insurance companies approved by the National Association of Insurance Commissioners (the “NAIC Annual Statement”)) for the general account contract(s) held by or on behalf of any employee benefit plan together with the amount of the reserves and liabilities for the general account contract(s) held by or on behalf of any other employee benefit plans maintained by the same employer (or affiliate thereof as defined in PTE 95-60) or by the same employee organization in the general account do not exceed 10% of the total reserves and liabilities of the general account (exclusive of separate account liabilities) plus surplus as set forth in the NAIC Annual Statement filed with such Purchaser’s state of domicile; or
     (ii) the Source is a separate account that is maintained solely in connection with such Purchaser’s fixed contractual obligations under which the amounts payable, or credited, to any employee benefit plan (or its related trust) that has any interest in such separate account (or to any participant or beneficiary of such plan (including any annuitant)) are not affected in any manner by the investment performance of the separate account; or
     (iii) the Source is either (a) an insurance company pooled separate account, within the meaning of the PTE 90-1 or (b) a bank collective investment fund, within the meaning of the PTE 91-38 and, except as disclosed by such Purchaser to the Company in writing pursuant to this clause (iii), no employee benefit plan or group of plans maintained by the same employer or employee organization beneficially owns more than 10% of all assets allocated to such pooled separate account or collective investment fund; or
     (iv) the Source constitutes assets of an “investment fund” (within the meaning of Part V of PTE 84-14 (the “QPAM Exemption”)) managed by a “qualified professional asset manager” or “QPAM” (within the meaning of Part V of the QPAM Exemption), no employee benefit plan’s assets that are included in such investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Section V(c)(1) of the QPAM Exemption) of such employer or by the same employee organization and managed by such QPAM, exceed 20% of the total client assets managed by such QPAM, the conditions of Part I(c) and (g) of the QPAM Exemption are satisfied, neither the QPAM nor a person controlling or controlled by the QPAM (applying the definition of “control” in Section V(e) of the QPAM Exemption) owns a 5% or more interest in the Company and (a) the identity of such QPAM and (b) the names of all employee benefit plans whose assets are included in such investment fund have been disclosed to the Company in writing pursuant to this clause (iv); or
     (v) the Source constitutes assets of a “plan(s)” (within the meaning of Section IV of PTE 96-23 (the “INHAM Exemption”)) managed by an “in-house asset manager” or “INHAM” (within the meaning of Part IV of the INHAM exemption), the conditions of Part I(a), (g) and (h) of the INHAM Exemption are satisfied, neither the INHAM nor a person controlling or controlled by the INHAM (applying the definition of “control” in Section IV(h) of the INHAM Exemption) owns a 5% or more interest in the Company and (a) the identity of such INHAM and (b) the name(s) of the employee benefit plan(s) whose assets constitute the Source have been disclosed to the Company in writing pursuant to this clause (v); or
     (vi) the Source is a governmental plan; or
     (vii) the Source is one or more employee benefit plans, or a separate account or trust fund comprised of one or more employee benefit plans, each of which has been identified to the Company in writing pursuant to this clause (vii); or
     (viii) the Source does not include assets of any employee benefit plan, other than a plan exempt from the coverage of ERISA.
          As used in this paragraph 9B, the terms “employee benefit plan,” “governmental plan,” and “separate account” shall have the respective meanings assigned to such terms in Section 3 of ERISA.
          9C. Independent Investigation. Each Purchaser has made its own independent investigation of the condition (financial and otherwise), prospects and affairs of the Company and its Subsidiaries in connection with its purchase of the Notes hereunder and has made and shall continue to make its own appraisal of the creditworthiness of the Company. No holder of Notes shall have any duty or responsibility to any other holder of Notes, either initially or on a continuing basis, to make any such investigation or appraisal or to provide any credit or other information with respect thereto. No holder of Notes is acting as agent or in any other fiduciary capacity on behalf of any other holder of Notes.
          10. DEFINITIONS; ACCOUNTING MATTERS. For the purpose of this Agreement, the terms defined in paragraphs 10A and 10B (or within the text of any other paragraph) shall have the respective meanings specified therein and all accounting matters shall be subject to determination as provided in paragraph 10C.
          10A. Yield-Maintenance Terms.
          “Called Principal” shall mean, with respect to any Note, the principal of such Note that is to be prepaid pursuant to paragraph 4B or is declared to be immediately due and payable pursuant to paragraph 7A, as the context requires.
          “Discounted Value” shall mean, with respect to the Called Principal of any Note, the amount obtained by discounting all Remaining Scheduled Payments with respect to such Called Principal from their respective scheduled due dates to the Settlement Date with respect to such Called Principal, in accordance with accepted financial practice and at a discount factor (as converted to reflect the periodic basis on which interest on such Note is payable, if interest is payable other than on a semi-annual basis) equal to the Reinvestment Yield with respect to such Called Principal.
          “Reinvestment Yield” shall mean, with respect to the Called Principal of any

Note, 0.50% over the yield to maturity implied by (i) the yields reported as of 10:00 a.m. (New York City time) on the Business Day next preceding the Settlement Date with respect to such Called Principal, on the display designated as “Page PX1” (or such other display as may replace Page PX1) on Bloomberg Financial Markets for the most recently issued actively traded on the run U.S. Treasury securities having a maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date, or (ii) if such yields are not reported as of such time or the yields reported as of such time are not ascertainable (including by way of interpolation), the Treasury Constant Maturity Series Yields reported, for the latest day for which such yields have been so reported as of the Business Day next preceding the Settlement Date with respect to such Called Principal, in Federal Reserve Statistical Release H.15 (or any comparable successor publication) for U.S. Treasury securities having a constant maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date.
          “Remaining Average Life” shall mean, with respect to the Called Principal of any Note, the number of years (calculated to the nearest one-twelfth year) obtained by dividing (i) such Called Principal into (ii) the sum of the products obtained by multiplying (a) each Remaining Scheduled Payment of such Called Principal (but not of interest thereon) by (b) the number of years (calculated to the nearest one-twelfth year) which will elapse between the Settlement Date with respect to such Called Principal and the scheduled due date of such Remaining Scheduled Payment.
          “Remaining Scheduled Payments” shall mean, with respect to the Called Principal of any Note, all payments of such Called Principal and interest thereon that would be due on or after the Settlement Date with respect to such Called Principal if no payment of such Called Principal were made prior to its scheduled due date.
          “Settlement Date” shall mean, with respect to the Called Principal of any Note, the date on which such Called Principal is to be prepaid pursuant to paragraph 4B or is declared to be immediately due and payable pursuant to paragraph 7A, as the context requires.
          “Yield-Maintenance Amount” shall mean, with respect to any Note, an amount equal to the excess, if any, of the Discounted Value of the Called Principal of such Note over the sum of (i) such Called Principal plus (ii) interest accrued thereon as of (including interest due on) the Settlement Date with respect to such Called Principal. The Yield-Maintenance Amount shall in no event be less than zero.
          10B. Other Terms.
          “Acquisition” shall mean the acquisition by Company of a controlling ownership interest in any existing ambulatory surgery center(s) through the formation of a Subsidiary or otherwise.
          “Acquisition Information Package” shall mean information delivered by Company to the holders of the Notes pursuant to paragraph 6N(i) and (ii) in the form of Exhibit E.
          “Acquisition Pro Forma” shall mean a pro forma statement in the form of and containing the information shown on Exhibit F.

          “Additional Covenant” shall mean any affirmative or negative covenant or similar restriction that is contained in any of the Loan Documents and is applicable to the Company or any Subsidiary (regardless of whether such provision is labeled or otherwise characterized as a covenant) the subject matter of which either (i) is similar to that of any covenant in paragraph 5 or 6 of this Agreement, or related definitions in paragraph 10 of this Agreement, but contains one or more percentages, amounts or formulas that is more restrictive than those set forth herein or more beneficial to the holder or holders of the Indebtedness under the Credit Agreement (and such covenant or similar restriction shall be deemed an Additional Covenant only to the extent that it is more restrictive or more beneficial) or (ii) is different from the subject matter of any covenant in paragraph 5 or 6 of this Agreement, or related definitions in paragraph 10 of this Agreement.
          “Additional Default” shall mean any provision contained in the Credit Agreement which permits the holder or holders of Indebtedness under the Credit Agreement to accelerate (with the passage of time or giving of notice or both) the maturity thereof or otherwise requires the Company or any Subsidiary to purchase such Indebtedness prior to the stated maturity thereof and which either (i) is similar to any Default or Event of Default contained in paragraph 7 of this Agreement, or related definitions in paragraph 10 of this Agreement, but contains one or more percentages, amounts or formulas that is more restrictive or has a shorter grace period than those set forth herein or is more beneficial to the holders of such other Indebtedness (and such provision shall be deemed an Additional Default only to the extent that it is more restrictive, has a shorter grace period or is more beneficial) or (ii) is different from the subject matter of any Default or Event of Default contained in paragraph 7 of this Agreement, or related definitions in paragraph 10 of this Agreement.
          “Affiliate” shall mean, as to any Person, any other Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such Person.
          “Agreement” shall mean this Note Purchase Agreement (including all exhibits hereto), as the same may be amended, restated, modified, or supplemented from time to time in accordance with the terms hereof.
          “Authorized Officer” shall mean (i) in the case of the Company, its chief executive officer, its chief financial officer, any vice president of the Company designated as an “Authorized Officer” of the Company for the purpose of this Agreement in an Officer’s Certificate executed by the Company’s chief executive officer or chief financial officer and delivered to Prudential, and (ii) in the case of Prudential, any officer of Prudential designated as its “Authorized Officer” for the purpose of this Agreement in a certificate executed by one of its Authorized Officers. Any action taken under this Agreement on behalf of the Company by any individual who on or after the date of this Agreement shall have been an Authorized Officer of the Company and whom Prudential in good faith believes to be an Authorized Officer of the Company at the time of such action shall be binding on the Company even though such individual shall have ceased to be an Authorized Officer of the Company, and any action taken under this Agreement on behalf of Prudential by any individual who on or after the date of this Agreement shall have been an Authorized Officer of Prudential and whom the Company in good faith believes to be an Authorized Officer of Prudential at the time of such action shall be binding on Prudential even though such individual shall have ceased to be an Authorized Officer of Prudential.

          “Bank Agent” means the “Administrative Agent” as defined in the Credit Agreement.
          “Breach” means a breach of unsecured Protected Health Information under 45 C.F.R. Part 164, Subpart D.
          “Business Day” shall mean any day other than (i) a Saturday or a Sunday, (ii) a day on which commercial banks in New York City are required or authorized to be closed and (iii) for purposes of paragraph 2B(3) hereof only, a day on which The Prudential Insurance Company of America is not open for business.
          “Capital Expenditures” shall mean for any period, without duplication, (i) all expenditures for property, plant and equipment and other capital expenditures of the Company and its Subsidiaries that are (or would be) set forth as capital expenditures on a consolidated statement of cash flows of the Company for such period prepared in accordance with GAAP and (ii) Capital Lease Obligations incurred by the Company and its Subsidiaries during such period.
          “Capital Lease Obligations” of any Person shall mean all obligations of such Person to pay rent or other amounts under any lease (or other arrangement conveying the right to use) of real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.
          “Capital Stock” means (i) in the case of a corporation, capital stock, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (iii) in the case of a partnership, partnership interests (whether general or limited), (iv) in the case of a limited liability company, membership interests, and (v) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.
          “Change in Control” means the occurrence of one or more of the following events: (i) any Person or two or more Persons acting in concert acquiring beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended), directly or indirectly, of securities of Company (or other securities convertible into such securities) representing 40% or more of the combined voting power of all securities of Company entitled to vote in the election of directors; or (ii) individuals who at the beginning of this Agreement were directors of Company ceasing for any reason to constitute a majority of the Board of Directors of Company unless the Persons replacing such individuals were nominated by the Board of Directors of Company; or (iii) any Person or two or more Persons acting in concert acquiring by contract or otherwise, or entering into a contract or arrangement which upon consummation will result in its or their acquisition of, or control over, securities of Company (or other securities convertible into such securities) representing 40% or more of the combined voting power of all securities of Company entitled to vote in the election of directors.
          “Claim” means any action, suit, claim, lawsuit, demand, inquiry, hearing, investigation, notice of a violation or noncompliance, litigation, proceeding, arbitration, appeals or other dispute, whether civil, criminal, administrative or otherwise.
          “Closing Day” shall have the meaning specified in paragraph 2.

          “Code” shall mean the Internal Revenue Code of 1986, as amended and in effect from time to time.
          “Collateral” shall mean all property and assets of the Credit Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document.
          “Collateral Agent” shall mean SunTrust Bank, together with any successors or assigns, in its capacity as “Collateral Agent” under and as defined in the Intercreditor Agreement.
          “Company” shall have the meaning set forth in the introductory paragraph hereof.
          “Compliance Certificate” shall mean a certificate from the principal executive officer or the principal financial officer of Company in form and substance (including certifications therein) reasonably satisfactory to the Required Holders.
          “Consolidated Interest Expense” shall mean, for the Company and its Subsidiaries for any period determined on a consolidated basis in accordance with GAAP, the sum of (i) total cash interest expense, including without limitation the interest component of any payments in respect of Capital Lease Obligations capitalized or expensed during such period (whether or not actually paid during such period) plus (ii) the net amount payable (or minus the net amount receivable) with respect to Hedging Transactions during such period (whether or not actually paid or received during such period).
          “Consolidated Lease Expense” shall mean, for any period, the aggregate amount of fixed and contingent rentals payable by the Company and its Subsidiaries with respect to leases of real and personal property (excluding Capital Lease Obligations) determined on a consolidated basis in accordance with GAAP for such period.
          “Consolidated Net Income” shall mean, for any period, the net income (or loss) of the Company and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, but excluding therefrom (to the extent otherwise included therein) (1) any gains attributable to write-ups of assets, (2) any equity interest of the Company or any Subsidiary in the unremitted earnings of any Non-Consolidated Entity and (3) any extraordinary gains or losses.
          “Consolidated Net Worth” shall mean, as of any date, (a) the total assets of the Company and its Subsidiaries that would be reflected as such on the Company’s consolidated balance sheet as of such date prepared in accordance with GAAP, minus (b) the sum of (i) the total liabilities of the Company and its Subsidiaries that would be reflected on the Company’s consolidated balance sheet as of such date prepared in accordance with GAAP, (ii) Non-Controlling Interests, and (iii) the amount of any write-up in the book value of any assets resulting from a revaluation thereof or any write-up in excess of the cost of such assets acquired reflected on the consolidated balance sheet of the Company as of such date prepared in accordance with GAAP. For purposes of determining Consolidated Net Worth, any non-cash charges taken for the impairment of goodwill in accordance with FASB ASC 350 shall be excluded.
          “Consolidated Statements of Earnings” shall mean the consolidated statements of earnings provided by Company to the holders of the Notes as part of its consolidated balance sheets delivered pursuant to paragraph 5A herein.

          “Consolidated Statements of Operations Data” shall mean such information delivered by Company pursuant to paragraph 5A(v) hereof setting forth information on the operations of the developed surgery centers and related activities for the Company and its Subsidiaries all in a format reasonably acceptable to the Required Holders.
          “Consolidated Total Debt” shall mean, as of any date, all Indebtedness of the Company and its Subsidiaries measured on a consolidated basis as of such date, but excluding Indebtedness of the type described in subsection (x) of the definition thereto.
          “Control” shall mean the power, directly or indirectly, either to (i) vote 10% or more of securities having ordinary voting power for the election of directors (or persons performing similar functions) of a Person or (ii) direct or cause the direction of the management and policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. The terms “Controlling”, “Controlled by”, and “under common Control with” have meanings correlative thereto.
          “Control Event” shall mean:
          (i) the execution by the Company or any of its Subsidiaries or Affiliates of any agreement or letter of intent with respect to any proposed transaction or event or series of transactions or events which, individually or in the aggregate, may reasonably be expected to result in a Change in Control,
          (ii) the execution of any written agreement which, when fully performed by the parties thereto, would result in a Change in Control, or
          (iii) the making of any written offer by any person (as such term is used in section 13(d) and section 14(d)(2) of the Exchange Act as in effect on the date of the Closing) or related persons constituting a group (as such term is used in Rule 13d-5 under the Exchange Act as in effect on the date of the Closing) to the holders of the common stock of the Company, which offer, if accepted by the requisite number of holders, would result in a Change in Control.
          “Credit Agreement “ shall mean that certain Revolving Credit Agreement, dated as of the date hereof, by and among the Company, the lenders from time to time parties thereto and SunTrust Bank, as administrative agent, as amended, restated, supplemented or modified, and any replacement credit agreement to the extent that the credit facility under such replacement credit agreement is the Company’s principal credit facility.
          “Credit Parties” shall mean the Company and the Wholly Owned Subsidiaries.
          “Debt Basket Amount” means Indebtedness of the Company or its Subsidiaries not to exceed an aggregate principal amount of $40,000,000, which total permitted amount shall be increased each calendar year during the term of this Agreement by $5,000,000 and for clarity, the total Debt Basket Amount shall not exceed: (i) for the period from the Closing Day through May 27, 2011, $40,000,000; (ii) for the period from May 28, 2011 through May 27, 2012, $45,000,000; (iii) for the period from May 28, 2012 through May 27, 2013, $50,000,000; (iv) for the period from May 28, 2013 through May 27, 2014, $55,000,000; (v) for the period from May 28, 2014 through May 27, 2015, $60,000,000; (vi) for the period from May 28, 2015 through May 27, 2016, $65,000,000; (vii) for the period from May 28, 2016 through May 27, 2017, $70,000,000; (viii) for the period from May 28, 2017 through May 27, 2018, $75,000,000; (ix)

for the period from May 28, 2018 through May 27, 2019, $80,000,000; (x) for the period from May 28, 2019 through May 27, 2020, $85,000,000; and (xi) for May 28, 2020, $90,000,000.
          “Default” shall mean any of the events specified in paragraph 7A, whether or not any requirement for such event to become an Event of Default has been satisfied.
          “Default Rate” shall mean, at any time upon the occurrence of an Event of Default and until such Event of Default has been cured or waived in writing, a rate of interest per annum from time to time equal to the lesser of (i) the maximum rate permitted by applicable law and (ii) the greater of (a) 2.0% over the rate of interest in effect immediately prior to such Event of Default and (b) 2.0% over the rate of interest publicly announced by JPMorgan Chase Bank, National Association from time to time in New York City as its Prime Rate.
          “Developed Center Information Package” shall mean such information delivered pursuant to paragraph 5A(vi) hereof setting forth information on Company’s surgery centers under development all in a format reasonably acceptable to the Required Holders.
          “Disposition” (or similar words such as “Dispose”) shall mean any sale, transfer, lease, contribution or other conveyance (including by way of merger) of, or the granting of options, warrants or other rights to, any of the Company’s or any Subsidiaries’ assets (including accounts receivable and Equity Interests of Subsidiaries, but excluding cash) to any other Person (other than to a Wholly Owned Subsidiary) in a single transaction or series of transactions; for the avoidance of doubt, a Disposition shall include each of the transactions contemplated by paragraph 6G (whether or not permitted thereby).
          “Dollar(s)” and the sign “$” shall mean lawful money of the United States of America.
          “EBITDA” shall mean, for the Company and its Subsidiaries on a consolidated basis for any period, an amount equal to the sum of Consolidated Net Income for such period plus, without duplication, and to the extent deducted in computing Consolidated Net Income for such period, the sum of (a) income taxes, (b) Consolidated Interest Expense, (c) depreciation and amortization expense, in each case determined on a consolidated basis in accordance with GAAP; (d) to the extent applicable, stock option compensation costs applicable under (and calculated in accordance with) FASB ASC 718; and (e) all non-cash charges for such period taken for the impairment of goodwill in accordance with FASB ASC 350, but excluding any non-cash charge that will result in a cash charge in a future period; provided, however, with respect to any Person that became a Subsidiary of, or was merged with or consolidated into, the Company or any Wholly Owned Subsidiary during such period, “EBITDA” shall also include the EBITDA of such Person during such period and prior to the date of such acquisition, merger or consolidation; and provided, further, with respect to any Person that ceased to be a Subsidiary, or was the subject of a Disposition during any measurement period, “EBITDA” shall not include the EBITDA of such Person for such measurement period, such calculations under this proviso to be detailed with supporting documentation and measured to the Required Holders’ reasonable satisfaction.
          “Employee Benefit Plan” shall have that meaning as defined in Section 3(3) of ERISA and for which the Company or an ERISA Affiliate maintains, contributes to or has an obligation to contribute to on behalf of participants who are or were employed by the Company or its ERISA Affiliates or on behalf of beneficiaries of such participants.

          “Environmental Laws” shall mean all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by or with any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, or the management, Release or threatened Release of any Hazardous Material or to health and safety matters.
          “Environmental Liability” shall mean any liability, contingent or otherwise (including any liability for damages, costs of environmental investigation and remediation, costs of administrative oversight, fines, natural resource damages, penalties or indemnities), of the Company or any Subsidiary directly or indirectly resulting from or based upon (a) any actual or alleged violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) any actual or alleged exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
          “Equity Interests” means, with respect to any Person, any and all shares, partnership, joint venture or other interests, participations or other equivalents (however designated, whether voting or non-voting) of such Person’s capital, whether now outstanding or issued after the Closing Day.
          “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute including any regulations promulgated thereunder.
          “ERISA Affiliate” shall mean any corporation which is a member of the same controlled group of corporations as the Company within the meaning of section 414(b) of the Code, or any trade or business which is under common control with the Company within the meaning of section 414(c) of the Code.
          “ERISA Event” shall mean with respect to the Company or any ERISA Affiliate, (i) any “reportable event”, as defined in Section 4043 of ERISA with respect to a Plan (other than an event for which the 30-day notice period is waived); (ii) the failure of the Company or any ERISA Affiliate to make when due required contributions to a Multiemployer Plan or Plan or the imposition of a Lien in favor of a Plan with respect to such contribution; (iii) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (iv) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, or the imposition of an Lien in favor of the PBGC under Title IV of ERISA; (v) the receipt from the PBGC or a plan administrator appointed by the PBGC of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (vi) any other event or condition that might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan or Multiemployer Plan or for the imposition of liability under Section 4069 or 4212(c) of ERISA; (vii) the incurrence of any liability with respect to the withdrawal or partial withdrawal from any Plan including the withdrawal from a Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA, or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (viii) or the incurrence of any Withdrawal Liability with respect to any Multiemployer Plan; (ix) the receipt of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent (within the meaning of Section 4245 of

ERISA) or in reorganization (within the meaning of Section 4241 of ERISA), or in “critical” status (within the meaning of Section 432 of the Code or Section 304 of ERISA); or (x) a determination that a Plan is, or is reasonably expected to be, in “at risk” status (within the meaning of Section 430 of the Code or Section 303 of ERISA).
          “Event of Default” shall mean any of the events specified in paragraph 7A, provided that there has been satisfied any requirement in connection with such event for the giving of notice, or the lapse of time, or the happening of any further condition, event or act.
          “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
          “Excluded Subsidiary” shall have the meaning given such term in the penultimate paragraph of paragraph 7A.
          “FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.
          “Federal Health Care Programs” shall mean those programs defined 42 U.S.C. §1320a-7b(f) and the Federal Employee Health Benefit Program, 5 U.S.C. § 8901, et seq.
          “Fiscal Quarter” shall mean any fiscal quarter of the Company.
          “Fiscal Year” shall mean any fiscal year of the Company.
          “Four-Quarter Period” means a period of four full consecutive Fiscal Quarters, taken together as one accounting period and, unless set forth herein to the contrary, shall mean the previous four Fiscal Quarters ending on, or most recently ended prior to, the date of computation thereof.
          “GAAP” shall have the meaning set forth in paragraph 10C.
          “Group” shall have the meaning set forth in paragraph 5L.
          “Governmental Authority” shall mean the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.
          “Governmental Subpoena” shall have the meaning set forth in paragraph 5L.
          “Guarantee” of or by any Person (the “guarantor”) shall mean any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly and including any obligation, direct or indirect, of the guarantor (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guarantee issued in support of such Indebtedness or obligation; provided, that the term “Guarantee” shall not include endorsements for collection or deposits in the ordinary course of business. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which Guarantee is made or, if not so stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith. The term “Guarantee” used as a verb has a corresponding meaning.
          “Guarantors” shall mean those Subsidiaries of the Company that execute and deliver the Guaranty Agreement.
          “Guaranty Agreement” shall mean the Guaranty Agreement of even date herewith, substantially in the form of Exhibit C, made by the Wholly Owned Subsidiaries in favor of the Purchasers.
          “Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.
          “Health Care Laws” shall mean Title XVIII of the Social Security Act, 42 U.S.C. §§ 1395-1395hhh (the Medicare statute), including specifically, the Ethics in Patient Referrals Act, as amended (the “Stark Law”), 42 U.S.C. § 1395nn; Title XIX of the Social Security Act, 42 U.S.C. §§ 1396-1396v (the Medicaid statute); the Federal Health Care Program Anti-Kickback Statute, 42 U.S.C. § 1320a-7b(b); the False Claims Act, 31 U.S.C. §§ 3729-3733 (as amended); the Program Fraud Civil Remedies Act, 31 U.S.C. §§ 3801-3812; the Anti-Kickback Act of 1986, 41 U.S.C. §§ 51-58; the Civil Monetary Penalties Law, 42 U.S.C. §§ 1320a-7a and 1320a-7b; the Exclusion Laws, 42 U.S.C. § 1320a-7; HIPAA; and all applicable implementing regulations, rules, ordinances, judgments, and orders; and any similar state and local statutes, regulations, rules, ordinances, judgments, and orders; and all applicable federal, state, and local licensing, certificate of need, regulatory and reimbursement, corporate practice of medicine, and physician fee splitting regulations, rules, ordinances, orders, and judgments applicable to healthcare service providers providing the items and services that the Company and its Subsidiaries provide.
          “Health Care Permits” shall mean all permits, licenses, registrations, certificates, orders, qualifications, accreditations, rights, authorizations or approvals required by any Governmental Authority or other Person that are applicable to healthcare service providers providing the items and services that the Company and its Subsidiaries provide.
          “Health Care Provider” means any physician, nurse, physician assistant, nurse practitioner, technician or allied health care provider who provides services as an employee or independent contractor of a Subsidiary, receives compensation for such services from such Subsidiary, and does not submit a claim or receive payment for such services from any third party payor, including Federal Health Care Programs, unless such payment is assigned to such Subsidiary. Health Care Provider shall not include any independent physician who performs patient care services in a facility operated by a Subsidiary and receives payment from third party payors as his/her sole compensation for such services.

          “Hedge Provider” has the meaning assigned to such term in the Credit Agreement as in effect on the date hereof.
          “Hedging Obligations” of any Person shall mean any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired under (i) any and all Hedging Transactions, (ii) any and all cancellations, buy backs, reversals, terminations or assignments of any Hedging Transactions and (iii) any and all renewals, extensions and modifications of any Hedging Transactions and any and all substitutions for any Hedging Transactions.
          “Hedging Transaction” of any Person shall mean (a) any transaction (including an agreement with respect to any such transaction) now existing or hereafter entered into by such Person that is a rate swap transaction, swap option, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap or option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option, spot transaction, credit protection transaction, credit swap, credit default swap, credit default option, total return swap, credit spread transaction, repurchase transaction, reverse repurchase transaction, buy/sell-back transaction, securities lending transaction, or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether or not any such transaction is governed by or subject to any master agreement and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.
          “HIPAA” means the Health Insurance Portability and Accountability Act of 1996, 42 U.S.C. §§ 1320d-1329d-8, as amended by the HITECH Act, and any and all regulations adopted or promulgated thereunder.“HITECH Act” means by the Health Information Technology for Economic and Clinical Health Act, enacted as Title XIII of the American Recovery and Reinvestment Act of 2009, Public Law 111-5.
          “Including” shall mean, unless the context clearly requires otherwise, “including without limitation”.
          “Indebtedness” of any Person shall mean, without duplication (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person in respect of the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business; provided, that for purposes of paragraph 7A(vi), trade payables overdue by more than one hundred twenty (120) days shall be included in this definition (except to the extent that any of such trade payables are being disputed in good faith and by appropriate measures), (iv) all obligations of such Person under any conditional sale or other title retention agreement(s) relating to property acquired by such Person, (v) all Capital Lease Obligations of such Person, (vi) all obligations, contingent or otherwise, of such Person in respect of letters of credit, acceptances or similar extensions of credit, (vii) all Guarantees of such Person of the type of Indebtedness described in clauses (i) through (vi) above and clause (x) below, excluding Guarantees of shareholders’ equity or Capital Stock or surplus or general contingency or deferred tax reserves, (viii) all Indebtedness of a third party secured by any Lien on property owned by such Person, whether or not such Indebtedness has been assumed by such Person, (ix) all obligations of such Person, contingent or otherwise, to purchase, redeem, retire or otherwise acquire for value any Capital Stock of such Person, (x) all Hedging Obligations, (xi) Off-Balance Sheet Liabilities, and (xii) any obligation under asset securitization vehicles. The Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture in which such Person is a general partner or a joint venturer, except to the extent that the terms of such Indebtedness provide that such Person is not liable therefor. For purposes of determining the amount of attributed Indebtedness from Hedging Obligations, the “principal amount” of any Hedging Obligations at any time shall be the Net Mark-to-Market Exposure of such Hedging Obligations.
          “Indemnity and Contribution Agreement” shall mean the Indemnity, Subrogation and Contribution Agreement of even date herewith, substantially in the form of Exhibit D, among the Company, the Wholly Owned Subsidiaries and the Purchasers.
          “INHAM Exemption” shall have the meaning set forth in paragraph 9B.
          “Institutional Investor” shall mean any insurance company, commercial, investment or merchant bank, finance company, mutual fund, registered money or asset manager, savings and loan association, credit union, registered investment advisor, pension fund, investment company, licensed broker or dealer, “qualified institutional buyer” (as such term is defined under Rule 144A promulgated under the Securities Act, or any successor law, rule or regulation) or “accredited investor” (as such term is defined under Regulation D promulgated under the Securities Act, or any successor law, rule or regulation).
          “Intercreditor Agreement” shall mean (i) that certain Collateral Sharing Agreement of even date herewith among SunTrust Bank, as Collateral Agent and each of the “Creditors” party thereto and (ii) each replacement collateral sharing or intercreditor agreement entered into after the date hereof among the holders of the Notes, the Collateral Agent and the agent for the lenders under the relevant replacement credit agreement or loan agreement.
          “Intercompany Loan” shall mean any loan from the Company or any Wholly Owned Subsidiary to any Subsidiary.
          “Investments” shall have the meaning as set forth in paragraph 6E.
          “Leverage Ratio” shall mean, as of any date of determination, the ratio of (i) Consolidated Total Debt as of such date to (ii) EBITDA for the Four-Quarter Period ending or immediately prior to such date.
          “Lien” shall mean any mortgage, pledge, security interest, lien (statutory or otherwise), charge, encumbrance, hypothecation, assignment, deposit arrangement, or other arrangement having the practical effect of the foregoing or any preference or priority having the practical effect of a security interest or any other security agreement or preferential arrangement having the practical effect of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having the same economic effect as any of the foregoing).
          “Loan Documents” shall have the meaning given to that term in the Credit Agreement, as in effect on the Closing Day and as amended with the consent of the Required Holders.

          “Major Acquisition” shall mean any Acquisition for which the total consideration (including cash, stock, personal property, debt assumed, and other property) exchanged is greater than $75,000,000.00.
          “Material Adverse Effect” shall mean, with respect to any event, act, condition or occurrence of whatever nature (including any adverse determination in any litigation, arbitration, or governmental investigation or proceeding), whether singularly or in conjunction with any other event or events, act or acts, condition or conditions, occurrence or occurrences whether or not related, a material adverse change in, or a material adverse effect on, (i) the business, results of operations, financial condition, assets, operations, liabilities (contingent or otherwise) or prospects of the Company and of the Company and its Subsidiaries taken as a whole, (ii) the ability of the Credit Parties to perform any of their respective obligations under the Note Documents, (iii) the rights and remedies of the holders of the Notes under any of the Note Documents or (iv) the legality, validity or enforceability of any of the Note Documents.
          “Material Contract” shall mean any contract, or group of related contracts or other arrangements (other than the Note Documents or the Loan Documents) to which the Company or any Subsidiary is a party as to which the breach, nonperformance, termination, cancellation or failure to renew by any party thereto could reasonably be expected to have a Material Adverse Effect.
          “Material Indebtedness” shall mean Indebtedness (other than Indebtedness evidenced by the Notes) of the Company or any of its Subsidiaries, individually or in an aggregate committed or outstanding principal amount exceeding $4,000,000.
          “Material Sale” means (i) with respect to any proposed sale or other disposition of a surgery center during any Fiscal Year, such surgery center, together with all other surgery centers sold or otherwise disposed of during such Fiscal Year (x) accounts for 7% or more of the EBITDA of the Company and its Subsidiaries, determined by reference to the consolidated financial statements of the Company and its Subsidiaries most recently delivered pursuant to paragraph 5A(i) or (y) represents 7% or more of the aggregate number of surgery centers of the Company and its Subsidiaries in existence as of the most recently ended Fiscal Year and (ii) with respect to any proposed sale or other disposition of a surgery center within the previous five years (or after the Closing Day, if shorter), such surgery center, together with all other surgery centers sold or otherwise disposed of during such five year period (or lesser period, if applicable) (x) accounts for 15% or more of the EBITDA of the Company and its Subsidiaries, determined by reference to the consolidated financial statements of the Company and its Subsidiaries most recently delivered pursuant to paragraph 5A(i) or (y) represents 15% or more of the aggregate number of surgery centers of the Company and its Subsidiaries in existence as of the most recently ended Fiscal Year. For purposes of this definition, a sale or other disposition of a surgery center shall include any sale or disposition, whether effected by way of an asset sale or the sale of Equity Interests of any Person owing or operating a surgery center.
          “Maturity Date” shall mean May 28,2020.
          “Medicare and Medicaid Programs” shall have the meaning set forth in paragraph 8T(i).
          “Minority Investment Amount” means (i) $20,000,000 during any period of twelve (12) consecutive months or (ii) during the term of this Agreement, an amount equal to ten percent (10%) of the Company’s consolidated total assets, determined by reference to the consolidated financial statements of the Company and its Subsidiaries most recently delivered pursuant to paragraph 5A(i).
          “Moody’s” shall mean Moody’s Investors Service, Inc.
          “Multiemployer Plan” shall mean any Plan which is a “multiemployer plan” (as such term is defined in section 4001(a)(3) of ERISA.
          “NAIC Annual Statement” shall have the meaning set forth in paragraph 9B.
          “Net Disposition Proceeds” means, with respect to any Disposition, the excess of (a) the gross cash proceeds received by the Company or any Subsidiary from such Disposition and any cash payment received in respect of promissory notes or other non-cash consideration delivered to such party in respect thereof, over (b) the sum of (i) all reasonable and customary legal, investment banking, brokerage and accounting fees and expenses incurred in connection with such Disposition, (ii) all Taxes actually paid or estimated by such party to be payable in cash within the next twelve (12) months in connection with such Disposition, (iii) payments made by such party to retire Indebtedness (other than the Notes or under the Credit Agreement) where payment of such Indebtedness is required in connection with such Disposition, and (iv) amounts attributable to Non-Controlling Interests; provided that if the amount of any estimated Taxes pursuant to clause (ii) exceeds the amount of Taxes actually required to be paid in cash in respect of such Disposition, the aggregate amount of such excess shall constitute Net Disposition Proceeds.
          “Net Equity Proceeds” means, with respect to the sale or issuance by Company or any of its Subsidiaries to any Person of any common stock, warrants or options or the exercise of any such warrants or options, the excess of (a) the gross cash proceeds received by the Company or its Subsidiaries from such sale, exercise or issuance, over (b) all reasonable and customary underwriting commissions and legal, investment banking, brokerage and accounting and other professional fees, sales commissions and disbursements actually incurred in connection with such sale or issuance which have not been paid to Affiliates of the Company or any Subsidiary, as applicable, in connection therewith.
          “Net Mark-to-Market Exposure” of any Person shall mean, as of any date of determination with respect to any Hedging Obligation, the excess (if any) of all unrealized losses over all unrealized profits of such Person arising from such Hedging Obligation. “Unrealized losses” shall mean the fair market value of the cost to such Person of replacing the Hedging Transaction giving rise to such Hedging Obligation as of the date of determination (assuming the Hedging Transaction were to be terminated as of that date), and “unrealized profits” means the fair market value of the gain to such Person of replacing such Hedging Transaction as of the date of determination (assuming such Hedging Transaction were to be terminated as of that date).
          “Non-Consolidated Entity” shall mean each Person in which the Company or any of its Subsidiaries owns, directly or indirectly, Capital Stock other than Subsidiaries.
          “Non-Controlling Interests” means that amount depicted from time to time on the Company’s most current consolidated balance sheet as “Noncontrolling interests” so long as such is calculated on a consistent basis and in accordance with GAAP.
          “Note Documents” shall mean, collectively, this Agreement, the Notes, the Guaranty Agreement, the Indemnity and Contribution Agreement, the Security Documents, the

Intercreditor Agreement, and any and all other instruments, agreements, documents and writings executed in connection with any of the foregoing.
          “Noteholder Share of the Net Disposition Proceeds” shall mean, with respect to any offer to prepay pursuant to paragraph 4G, as determined on the date of the relevant Disposition, an amount equal to the Net Disposition Proceeds resulting from such Disposition multiplied by (a) the aggregate outstanding principal amount of the Notes, divided by (b) the sum of (i) the aggregate outstanding principal amount of the Notes, plus (ii) (A) the committed amount of the Revolving Commitments (as defined in the Credit Agreement, provided that such amount shall not exceed $525,000,000), until the termination of the Revolving Commitments (to the extent that the Company has not entered into a replacement Credit Agreement with Revolving Commitments that have not yet been terminated) and (B) thereafter, the aggregate amount of Revolving Credit Exposure (as defined in the Credit Agreement, provided that such amount shall not exceed $525,000,000).
          “Note(s)” shall have the meaning specified in paragraph 1.
          “Obligations” shall mean all amounts owing by the Credit Parties to the holders of Notes pursuant to or in connection with this Agreement or any other Note Document, including without limitation, all principal, interest (including any interest accruing after the filing of any petition in bankruptcy or the commencement of any insolvency, reorganization or like proceeding relating to the Credit Parties, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), Yield-Maintenance Amount, fees, expenses, indemnification and reimbursement payments, costs and expenses (including all reasonable fees and expenses of counsel to the holders of Notes incurred, or required to be reimbursed, by the Company, in each case pursuant to this Agreement or any other Note Document), whether direct or indirect, absolute or contingent, liquidated or unliquidated, now existing or hereafter arising hereunder or thereunder, and all obligations and liabilities incurred in connection with collecting and enforcing the foregoing, together with all renewals, extensions, modifications or refinancings thereof.
          “OFAC” shall mean the U.S. Department of the Treasury’s Office of Foreign Assets Control.
          “Off-Balance Sheet Liabilities” of any Person shall mean (i) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (ii) any liability of such Person under any sale and leaseback transactions that do not create a liability on the balance sheet of such Person, (iii) any Synthetic Lease Obligation or (iv) any obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheet of such Person.
          “Officer’s Certificate” shall mean a certificate signed in the name of the Company by an Authorized Officer of the Company.
          “Other Investments” shall mean Investments other than Permitted Investments and Investments identified in paragraph 6E(i) through (v) herein.
          “Patriot Act” shall mean the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

          “PBGC” shall mean the Pension Benefit Guaranty Corporation and any successor entity performing similar functions.
          “Person” shall mean and include an individual, a partnership, a joint venture, a corporation, a limited liability company, a trust, an unincorporated organization and a government or any department or agency thereof.
          “Permitted Encumbrances” shall mean:
          (a) Liens imposed by law for taxes not yet due or which are being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves are being maintained in accordance with GAAP;
          (b) statutory Liens of landlords, carriers, warehousemen, mechanics, materialmen and other Liens imposed by operation of law in the ordinary course of business for amounts not yet due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves are being maintained in accordance with GAAP;
          (c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;
          (d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;
          (e) judgment and attachment liens not giving rise to an Event of Default or Liens created by or existing from any litigation or legal proceeding that are currently being contested in good faith by appropriate proceedings and with respect to which adequate reserves are being maintained in accordance with GAAP;
          (f) easements, zoning restrictions, restrictive covenants, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or materially interfere with the ordinary conduct of business of the Company and its Subsidiaries taken as a whole; and
          (g) customary rights of set-off, revocation, refund or chargeback under deposit agreements or under the Uniform Commercial Code or common law of banks or other financial institutions where Company or any of its Subsidiaries maintains deposits (other than deposits intended as cash collateral) in the ordinary course of business.
          provided, that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.
          “Permitted Investments” shall mean:
          (a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States), in each case maturing within one year from the date of acquisition thereof;
          (b) commercial paper having the highest rating, at the time of acquisition thereof, of S&P or Moody’s and in either case maturing within six months from the date of acquisition thereof;
          (c) certificates of deposit, bankers’ acceptances and time deposits maturing within one hundred eighty (180) days of the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States or any state thereof which has a combined capital and surplus and undivided profits of not less than $1,000,000,000;
          (d) fully collateralized repurchase agreements with a term of not more than thirty (30) days for securities described in clause (i) above and entered into with a financial institution satisfying the criteria described in clause (iii) above;
          (e) mutual funds investing solely in any one or more of the Permitted Investments described in clauses (i) through (iv) above; and
          (f) funds held in the grantor trust properly established by Company (which shall be subject to the claims of the holders of the Notes and general creditors of Company) for the non-qualified deferred compensation plan adopted by Company entitled the AmSurg Supplemental Executive Retirement Savings Plan (the “Rabbi Trust”), provided that the funds in the Rabbi Trust must be invested solely in any one or more of the Permitted Investments described in clauses (i) through (v) above.
          “Permitted Subordinated Debt” shall mean any Indebtedness of the Company or any Subsidiary (i) that is expressly subordinated to the Obligations on terms satisfactory to the Required Holders in their sole discretion, (ii) that matures by its terms no earlier than six months after the later of the Maturity Date then in effect with scheduled principal payments in amounts, if any, and subject to such conditions as may be approved in writing by the Required Holders in their sole discretion, and (iii) that is evidenced by an indenture or other similar agreement that is in a form satisfactory to the Required Holders.
          “Person” shall mean any individual, partnership, firm, corporation, association, joint venture, limited liability company, trust or other entity, or any Governmental Authority.
          “Plan” shall mean any Employee Benefit Plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Company or any ERISA Affiliate either (i) maintains, contributes to or has an obligation to contribute to on behalf of participants who are or were employed by any of them (or on behalf of beneficiaries of such participants, to the extent applicable) or (ii) is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA or a “contributing sponsor” (as defined in ERISA Section 4001(a)(13).
          “Pledge Agreement” shall mean any pledge and security agreement in form and substance satisfactory to the Required Holders, whereby the Company and each of its presently existing and hereafter acquired Wholly Owned Subsidiaries pledge and grant to the Collateral

Agent a first priority perfected security interest in Company’s and each Wholly Owned Subsidiary’s presently existing and hereafter acquired right title, and interest in and to any Subsidiary (excluding Subsidiaries specified in paragraph 5J(v)), including without limitation, all partnership interests, limited liability company interests, distributions, payments, general intangibles, accounts, payment intangibles, and other tangible and intangible property arising out of or in connection with such Subsidiary and all financial assets and investment property related to such subsidiary contributed to any account held for the benefit of the Collateral Agent and the other secured parties; provided that each such pledge and security agreement shall be subject to the Release Provision and to any other limitations, qualifications and exclusions set forth in such pledge and security agreement. Applicable UCC financing statements, as required, shall be filed along with each Pledge Agreement.
          “Pro Forma Basis” shall mean, in connection with any calculation of compliance with any financial covenant, the calculation thereof after giving effect on a pro forma basis to (x) the incurrence of any Indebtedness to finance a transaction or payment giving rise for the need to make such determination as if such Indebtedness had been incurred on the first day of the Four-Quarter Period and (y) the making of any Restricted Payment or any Investment by the Company or a Subsidiary as if such Restricted Payment or Investment had been made on the first day of the Four-Quarter Period.
          “Proposed Prepayment Date” shall have the meaning specified in paragraph 4D(iii).
          “Proposed 4G Prepayment Date” shall have the meaning specified in paragraph 4G(iii).
          “Protected Health Information” means individually identifiable health information defined as “protected health information” under 45 C.F.R. §160.103.
          “Prudential” shall mean The Prudential Insurance Company of America.
          “Prudential Affiliate” shall mean (a) any corporation or other entity controlling, controlled by, or under common control with, Prudential, or (b) any managed account or investment fund which is managed by Prudential or a Prudential Affiliate described in clause (a) of this definition. For purposes of this definition, the terms “control”, “controlling” and “controlled” shall mean the ownership, directly or through subsidiaries, of a majority of a corporation’s or other entity’s voting stock or equivalent voting securities or interests.
          “Purchasers” shall mean Prudential, Pruco Life Insurance Company, Prudential Retirement Insurance and Annuity Company and Forethought Life Insurance Company and their respective successors and assigns, with respect to the Notes.
          “QPAM Exemption” shall have the meaning set forth in paragraph 9B.
          “Qualified Plan” shall mean an Employee Benefit Plan that is intended to be tax-qualified under Section 401(a) of the Code.
          “Regulation D, T, U and X” shall mean Regulation D, T, U and X, respectively, of the Board of Governors of the Federal Reserve System, as the same may be in effect from time to time, and any successor regulations.

          “Reinvested Proceeds” shall mean proceeds realized from any Disposition which are used to acquire substantially similar property or assets.
          “Release” means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration of any Hazardous Materials into the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or within any building, structure, facility or fixture.
          “Release Provision” shall mean the agreement made on behalf of the holders of the Notes and set forth in each Pledge Agreement as follows: provided that (i) the Company has certified to each of the Collateral Agent, each holder of the Notes and the Bank Agent that no Default or Event of Default exists under any Note Document and no default or event of default exists under any Loan Document and (ii) the Collateral Agent has not received written notice from one or more holders of the Notes, the Bank Agent or a lender under the Credit Agreement of a Default or Event of Default under any Note Document or a default or event of default under any Loan Document, upon receipt of written certification by the Company that the Company or such Wholly Owned Subsidiary is transferring a portion of its interest in a Subsidiary that is not a corporation to a physician or group of physicians who have a business relationship with such Subsidiary and upon written request of the Company or any Wholly Owned Subsidiary that is a party to any Pledge Agreement, accompanied by such documentation as reasonably requested by the Collateral Agent, the Collateral Agent is authorized (without further action or consent by the holders of the Notes) to release the interest being transferred by the Company or any Wholly Owned Subsidiary in such Subsidiary, provided that, except as otherwise provided in the Intercreditor Agreement, in no event shall such transfer reduce the ownership interest of the Company or any Wholly Owned Subsidiary in such Subsidiary below fifty-one percent (51%). Except as otherwise provided in the Intercreditor Agreement, the Collateral Agent shall not release any Lien against any such Subsidiary if the ownership interest of the Company or any Wholly Owned Subsidiary therein is reduced below fifty-one percent (51%).
          “Required Holder(s)” shall mean the holder or holders of more than fifty percent (50%) of the aggregate principal amount of the Notes from time to time outstanding.
          “Requirement of Law” for any Person shall mean the articles or certificate of incorporation, bylaws, partnership certificate and agreement, or limited liability company certificate of organization and agreement, as the case may be, and other organizational and governing documents of such Person, and any law, treaty, rule or regulation, or determination of a Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
          “Responsible Officer” shall mean any of the president, the chief executive officer, the chief operating officer, the chief financial officer, the treasurer or a vice president of the Company or such other representative of the Company as may be designated in writing by any one of the foregoing with the consent of the Required Holders; provided, that, with respect to the financial covenants and Compliance Certificate, Responsible Officer shall mean only the chief financial officer or the treasurer of the Company.
          “Restricted Payment” shall have the meaning set forth in paragraph 6F.
          “S&P” shall mean Standard & Poor’s, a Division of the McGraw-Hill Companies.

          “Sanctioned Country” shall mean a country subject to a sanctions program identified on the list maintained by OFAC and available at http://www.treas.gov/offices/enforcement/ofac, or as otherwise published from time to time.
          “Sanctioned Person” shall mean (i) a Person named on the list of “Specially Designated Nationals and Blocked Persons” maintained by OFAC available at http://www.treas.gov/offices/enforcement/ofac/sdnl, or as otherwise published from time to time, or (ii) (A) an agency of the government of a Sanctioned Country, (B) an organization controlled by a Sanctioned Country, or (C) a person resident in a Sanctioned Country, to the extent subject to a sanctions program administered by OFAC.
          “Securities Act” shall mean the Securities Act of 1933, as amended.
          “Security Documents” shall mean the Stock Pledge Agreement, the Pledge Agreement, along with all UCC financing statements filed in connection with any of the foregoing and any additional documentation delivered pursuant to or executed in connection with the foregoing. After the Closing Day, the term “Security Documents” shall include all security documents delivered in accordance with paragraph 5J hereof, along with all additional documentation delivered pursuant to or executed in connection with such security documents, including, without limitation, any and all securities account and deposit account control agreements.
          “Stock Pledge Agreement” shall mean collectively that certain Stock Pledge Agreement executed by the Company in favor of Collateral Agent in a form acceptable to the Purchasers, whereby Company pledges to Collateral Agent all of the Capital Stock it presently holds and hereafter acquires in any Subsidiary (excluding Subsidiaries specified in paragraph 5J(v)) that is a corporation. The Company shall deliver along with the Stock Pledge Agreement the securities described therein and a stock power, all in form and substance satisfactory to the Purchasers.
          “Subordinated Debt Documents” shall mean any indenture, agreement or similar instrument governing any Permitted Subordinated Debt.
          “Subsidiary” shall mean, with respect to any Person (the “parent”), any corporation, partnership, joint venture, limited liability company, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, partnership, joint venture, limited liability company, association or other entity (i) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power, or in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (ii) that is, as of such date, otherwise controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent. Unless otherwise indicated, all references to “Subsidiary” hereunder shall mean a Subsidiary of the Company.
          “Surgery Center Location Report” shall mean a listing of the surgery centers of Company and its Subsidiaries containing such information and provided in a format reasonably acceptable to the Required Holders.

          “SVO” shall mean the Securities Valuation Office of the National Association of Insurance Commissioners.
          “Synthetic Lease” shall mean a lease transaction under which the parties intend that (i) the lease will be treated as an “operating lease” by the lessee pursuant to FASB ASC 840 and (ii) the lessee will be entitled to various tax and other benefits ordinarily available to owners (as opposed to lessees) of like property.
          “Synthetic Lease Obligations” shall mean, with respect to any Person, the sum of (i) all remaining rental obligations of such Person as lessee under Synthetic Leases which are attributable to principal and, without duplication, (ii) all rental and purchase price payment obligations of such Person under such Synthetic Leases assuming such Person exercises the option to purchase the lease property at the end of the lease term.
          “Taxes” shall mean any and all present or future taxes, levies, imposts, duties, deductions, charges, assessments or withholdings imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
          “Transferee” shall mean any direct or indirect transferee of all or any part of any Note purchased by any Purchaser under this Agreement.
          “Wholly Owned Subsidiary” shall mean any corporation, partnership, joint venture, limited liability company, association or other entity of which securities or other ownership interests representing 100% of the equity or 100% of the ordinary voting power, or in the case of a partnership, 100% of the general partnership interests are owned, Controlled or held by Company.
          “Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
          10C. Accounting Principles, Terms and Determinations. All references in this Agreement to “GAAP” shall mean generally accepted accounting principles, as in effect in the United States at the time of application thereof. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all determinations with respect to accounting matters hereunder shall be made, and all unaudited financial statements and certificates and reports as to financial matters required to be furnished hereunder shall be prepared, in accordance with GAAP, applied on a basis consistent with the most recent audited consolidated financial statements of the Company and its Subsidiaries delivered pursuant to paragraph 5A(i) or, if no such statements have been so delivered, the most recent audited financial statements referred to in paragraph 8D. Any reference herein to any specific citation, section or form of law, statute, rule or regulation shall refer to such new, replacement or analogous citation, section or form should citation, section or form be modified, amended or replaced. Notwithstanding the foregoing, for purposes of determining compliance with the financial covenants contained in this Agreement, including without limitation paragraphs 6A(1) — (3), any election by the Company to measure an item of Debt using fair value (as permitted by FASB ASC 825 or any similar accounting standard) shall be disregarded and such determination shall be made as if such election had not been made.
          10D. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the word “to” means “to but excluding”. Unless the context requires otherwise (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as it was originally executed or as it may from time to time be amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (ii) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns, (iii) the words “hereof”, “herein” and “hereunder” and words of similar import shall be construed to refer to this Agreement as a whole and not to any particular provision hereof, (iv) all references to Articles, Sections, paragraphs, Exhibits and Schedules shall be construed to refer to Articles, Sections, paragraphs Exhibits and Schedules to this Agreement, (v) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. To the extent that any of the representations and warranties contained in paragraph 8 under this Agreement is qualified by “Material Adverse Effect”, then the qualifier “in any material respect” contained in paragraph 7A(iii) shall not apply. Unless otherwise indicated, all references to time are references to Eastern Standard Time or Eastern Daylight Savings Time, as the case may be. Unless otherwise expressly provided herein, all references to dollar amounts shall mean Dollars. In determining whether any individual event, act, condition or occurrence of the foregoing types could reasonably be expected to result in a Material Adverse Effect, notwithstanding that a particular event, act, condition or occurrence does not itself have such effect, a Material Adverse Effect shall be deemed to have occurred if the cumulative effect of such event, act, condition or occurrence and all other such events, acts, conditions or occurrences of the foregoing types which have occurred could reasonably be expected to result in a Material Adverse Effect.
          11. MISCELLANEOUS.
          11A. Note Payments. So long as any Purchaser shall hold any Note, the Company will make payments of principal of, interest on, and any Yield-Maintenance Amount payable with respect to, such Note, which comply with the terms of this Agreement, by wire transfer of immediately available funds for credit (not later than 12:00 noon, New York City time, on the date due) to (i) the account or accounts of such Purchaser specified in the Purchaser Schedule attached hereto in the case of any Note or (ii) such other account or accounts in the United States as such Purchaser may from time to time designate in writing, notwithstanding any contrary provision herein or in any Note with respect to the place of payment. Each Purchaser agrees that, before disposing of any Note, it will make a notation thereon (or on a schedule attached thereto) of all principal payments previously made thereon and of the date to which interest thereon has been paid. The Company agrees to afford the benefits of this paragraph 11A to any Transferee which shall have made the same agreement as the Purchasers have made in this paragraph 11A. No holder shall be required to present or surrender any Note or make any notation thereon (except as required above), except that upon written request of the Company made concurrently with or reasonably promptly after payment or prepayment in full of any Note, the applicable holder shall surrender such Note for cancellation, reasonably promptly after any such request, to the Company at its principal executive office.
          11B. Expenses. Whether or not the transactions contemplated hereby shall be consummated, the Company shall pay, and save Prudential, each Purchaser and any Transferee harmless against liability for the payment of, all out-of-pocket expenses arising in connection with such transactions, including (i) (A) all stamp and documentary taxes and similar charges, (B) costs of obtaining a private placement number for the Notes and (C) fees and expenses of brokers, agents, dealers, investment banks or other intermediaries or placement agents, in each case as a result of the execution and delivery of this Agreement or the issuance of the Notes; (ii) document production and duplication charges and the fees and expenses of any special counsel engaged by such Purchaser or such Transferee in connection with (A) this Agreement and the transactions contemplated hereby and (B) any subsequent proposed waiver, amendment or modification of, or proposed consent under, this Agreement, whether or not such the proposed action shall be effected or granted; (iii) the costs and expenses, including attorneys’ and financial advisory fees, incurred by such Purchaser or such Transferee in enforcing (or determining whether or how to enforce) any rights under this Agreement or the Notes or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this Agreement or the transactions contemplated hereby or by reason of such Purchaser’s or such Transferee’s having acquired any Note (excluding due diligence and other costs incurred in connection with acquiring such Note), including without limitation costs and expenses incurred in any workout, restructuring or renegotiation proceeding or bankruptcy case; and (iv) any judgment, liability, claim, order, decree, cost, fee, expense, action or obligation resulting from the consummation of the transactions contemplated hereby, including the use of the proceeds of the Notes by the Company.
          The Company will promptly pay or reimburse each Purchaser or holder of a Note (upon demand, in accordance with each such Purchaser’s or holder’s written instructions) for all fees and costs paid or payable by such Purchaser or holder to the SVO in connection with the initial filing of this Agreement and all related documents and financial information, and all subsequent annual and interim filings of documents and financial information related to this Agreement, with the SVO or any successor organization acceding to the authority thereof.
          The Company shall indemnify each holder of the Notes and each of its Related Parties (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, penalties, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, the Notes, the other Note Documents, or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or under the Notes, the other Note Documents, or the consummation of the transactions contemplated hereby or thereby, (ii) any Notes or the use of the proceeds thereof, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Company or any of its Subsidiaries, or any Environmental Liability related in any way to the Company or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Company or any of the Company’s directors, shareholders or creditors, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, penalties, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.
          The obligations of the Company under this paragraph 11B shall survive the transfer of any Note or portion thereof or interest therein by any Purchaser or Transferee and the payment of any Note.
          11C. Consent to Amendments. This Agreement may be amended, and the Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, if the Company shall obtain the written consent to such amendment, action or omission to act, of the Required Holder(s) of the Notes except that, (i) with the written consent of the holders of all Notes, and if an Event of Default shall have occurred and be continuing, of the holders of all Notes, at the time outstanding (and not without such written consents), the Notes may be amended or the provisions thereof waived to change the maturity thereof, to change or affect the principal thereof, or to change or affect the rate, method of computation or time of payment of interest on or any Yield-Maintenance Amount payable with respect to the Notes, or affect the time, amount or allocation of any prepayment, (ii) without the written consent of the holder or holders of all Notes at the time outstanding, no amendment to or waiver of the provisions of this Agreement shall change or affect the provisions of paragraph 7A or this paragraph 11C insofar as such provisions relate to proportions of the principal amount of the Notes of any Series, or the rights of any individual holder of Notes, required with respect to any declaration of Notes to be due and payable or with respect to any consent, amendment, waiver or declaration, (iii) without the written consent of the holder or holders of all Notes at the time outstanding, no amendment or waiver of the provisions of this Agreement shall release all or substantially all of the Collateral or all or substantially all of the Guarantors from the Guaranty; (iv) with the written consent of Prudential (and not without the written consent of Prudential) the provisions of paragraph 2B may be amended or waived (except insofar as any such amendment or waiver would affect any rights or obligations with respect to the purchase and sale of Notes which shall have become Accepted Notes prior to such amendment or waiver), and (v) with the written consent of all of the Purchasers which shall have become obligated to purchase Accepted Notes (and not without the written consent of all such Purchasers), any of the provisions of paragraphs 2B and 3 may be amended or waived insofar as such amendment or waiver would affect only rights or obligations with respect to the purchase and sale of the Accepted Notes or the terms and provisions of such Accepted Notes. Each holder of any Note at the time or thereafter outstanding shall be bound by any consent authorized by this paragraph 11C, whether or not such Note shall have been marked to indicate such consent, but any Notes issued thereafter may bear a notation referring to any such consent. No course of dealing between the Company and the holder of any Note nor any delay in exercising any rights hereunder or under any Note shall operate as a waiver of any rights of any holder of such Note. As used herein and in the Notes, the term “this Agreement” and references thereto shall mean this Agreement as it may from time to time be amended or supplemented.
          11D. Form, Registration, Transfer and Exchange of Notes; Lost Notes. The Notes are issuable as registered notes without coupons in denominations of at least $100,000, except as may be necessary to (i) reflect any principal amount not evenly divisible by $100,000 or (ii) enable the registration of transfer by a holder of its entire holding of Notes. The Company shall keep at its principal office a register in which the Company shall provide for the registration of Notes and of transfers of Notes. Upon surrender for registration of transfer of any Note at the principal office of the Company, the Company shall, at its expense and within five Business Days of receipt of such Notes, execute and deliver one or more new Notes of like tenor and of a like aggregate principal amount, registered in the name of such transferee or transferees. At the option of the holder of any Note, such Note may be exchanged for other Notes of like tenor and of any authorized denominations, of a like aggregate principal amount, upon surrender of the Note to be exchanged at the principal office of the Company. Whenever any Notes are so surrendered for exchange, the Company shall, at its expense, execute and deliver the Notes which the holder making the exchange is entitled to receive. Each installment of principal payable on each installment date upon each new Note issued upon any such transfer or exchange shall be in the same proportion to the unpaid principal amount of such new Note as the installment of principal payable on such date on the Note surrendered for registration of transfer or exchange bore to the unpaid principal amount of such Note. No reference need be made in any such new Note to any installment or installments of principal previously due and paid upon the Note surrendered for registration of transfer or exchange. Every Note surrendered for registration of transfer or exchange shall be duly endorsed, or be accompanied by a written instrument of transfer duly executed, by the holder of such Note or such holder’s attorney duly authorized in writing. Any Note or Notes issued in exchange for any Note or upon transfer thereof shall carry the rights to unpaid interest and interest to accrue which were carried by the Note so exchanged or transferred, so that neither gain nor loss of interest shall result from any such transfer or exchange. Upon receipt of written notice from the holder of any Note of the loss, theft, destruction or mutilation of such Note and, in the case of any such loss, theft or destruction, upon receipt of such holder’s unsecured indemnity agreement, or in the case of any such mutilation upon surrender and cancellation of such Note, the Company will make and deliver a new Note, of like tenor, in lieu of the lost, stolen, destroyed or mutilated Note. The Company shall give to any holder of a Note that is an Institutional Investor promptly upon request therefor, a complete and correct copy of the names and addresses of all registered holders of Notes.
          11E. Persons Deemed Owners; Participations. Prior to due presentment for registration of transfer, the Company may treat the Person in whose name any Note is registered as the owner and holder of such Note for the purpose of receiving payment of principal of and interest on, and any Yield-Maintenance Amount payable with respect to, such Note and for all other purposes whatsoever, whether or not such Note shall be overdue, and the Company shall not be affected by notice to the contrary. Subject to the preceding sentence, the holder of any Note may from time to time grant participations in all or any part of such Note to any Person on such terms and conditions as may be determined by such holder in its sole and absolute discretion.
          11F. Survival of Representations and Warranties; Entire Agreement. All representations and warranties contained herein or made in writing by or on behalf of the Company in connection herewith shall survive the execution and delivery of this Agreement and the Notes, the transfer by any Purchaser of any Note or portion thereof or interest therein and the payment of any Note, and may be relied upon by any Transferee, regardless of any investigation made at any time by or on behalf of any Purchaser or any Transferee. Subject to the preceding sentence, this Agreement and the Notes embody the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings relating to such subject matter.
          11G. Successors and Assigns. All covenants and other agreements in this Agreement contained by or on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors and assigns of the parties hereto (including, without limitation, any Transferee) whether so expressed or not.

          11H. Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is prohibited by any one of such covenants, the fact that it would be permitted by an exception to, or otherwise be in compliance within the limitations of, another covenant shall not (i) avoid the occurrence of an Event of Default or Default if such action is taken or such condition exists or (ii) in any way prejudice an attempt by the holders to prohibit (through equitable action or otherwise) the taking of any action by the Company or a Subsidiary which would result in an Event of Default or Default.
          11I. Notices. All written communications provided for hereunder (other than communications provided for under paragraph 2) shall be sent by first class mail or nationwide overnight delivery service (with charges prepaid) and (i) if to any Purchaser, addressed as specified for such communications in the Purchaser Schedule attached hereto (in the case of the Notes) or at such other address as any such Purchaser shall have specified to the Company in writing, (ii) if to any other holder of any Note, addressed to it at such address as it shall have specified in writing to the Company or, if any such other holder shall not have so specified an address, then addressed to such holder in care of the last holder of such Note which shall have so specified an address to the Company and (iii) if to the Company, addressed to it at AmSurg Corp., 20 Burton Hills Boulevard, Suite 500, Nashville, Tennessee 37215, Attention: Claire Gulmi, Facsimile: (615) 665-0755, provided, however, that any such communication to the Company may also, at the option of the Person sending such communication, be delivered by any other means either to the Company at its address specified above or to any Authorized Officer of the Company. Any communication pursuant to paragraph 2 shall be made by the method specified for such communication in paragraph 2, and shall be effective to create any rights or obligations under this Agreement only if, in the case of a telephone communication, an Authorized Officer of the party conveying the information and of the party receiving the information are parties to the telephone call, and in the case of a telecopier communication, the communication is signed by an Authorized Officer of the party conveying the information, addressed to the attention of an Authorized Officer of the party receiving the information, and in fact received at the telecopier terminal the number of which is listed for the party receiving the communication in the Information Schedule or at such other telecopier terminal as the party receiving the information shall have specified in writing to the party sending such information.
          11J. Payments Due on Non-Business Days. Anything in this Agreement or the Notes to the contrary notwithstanding, any payment of principal of or interest on, or Yield-Maintenance Amount payable with respect to, any Note that is due on a date other than a Business Day shall be made on the next succeeding Business Day without including the additional days elapsed in the computation of the interest payable on such next succeeding Business Day; provided that if the maturity date of any Note is a date other than a Business Day, then and in such event payment shall be made on the next succeeding Business Day, but shall include the additional days elapsed in the computation of interest payable on such next succeeding Business Day.
          11K. Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
          11L. Descriptive Headings. The descriptive headings of the several paragraphs of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.
          11M. Satisfaction Requirement. If any agreement, certificate or other writing, or any action taken or to be taken, is by the terms of this Agreement required to be satisfactory to any Purchaser, to any holder of Notes or to the Required Holder(s), the determination of such satisfaction shall be made by such Purchaser, such holder or the Required Holder(s), as the case may be, in the sole and exclusive judgment (exercised in good faith) of the Person or Persons making such determination.
          11N. Governing Law. THIS AGREEMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND THE RIGHTS OF THE PARTIES SHALL BE GOVERNED BY, THE LAW OF THE STATE OF NEW YORK IN ACCORDANCE WITH THE PROVISIONS OF §5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.
          11O. Consent to Jurisdiction; Waiver or Immunities. The Company hereby irrevocably submits to the jurisdiction of any New York state or Federal court sitting in New York in any action or proceeding arising out of or relating to this Agreement, and the Company hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in New York state or Federal court. The Company hereby irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding. The Company agrees and irrevocably consents to the service of any and all process in any such action or proceeding by the mailing, by registered or certified U.S. mail, or by any other means or mail that requires a signed receipt, of copies of such process to CT Corporation System at 1633 Broadway, New York, New York 10019. The Company agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this paragraph 11L shall affect the right of any holder of the Notes to serve legal process in any other manner permitted by law or affect the right of any holder of the Notes to bring any action or proceeding against the Company or its property in the courts of any other jurisdiction. To the extent that the Company has or hereafter may acquire immunity from jurisdiction of any court or from any legal process (whether through service of notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, the Company hereby irrevocably waives such immunity in respect of its obligations under this agreement.
          11P. WAIVER OF JURY TRIAL. THE COMPANY AND THE HOLDERS OF THE NOTES AGREE TO WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, THE NOTES, OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS TRANSACTION AND THE LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THE HOLDERS OF THE NOTES AND THE COMPANY EACH ACKNOWLEDGE THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO THIS BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THE WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE

TO RELY ON THE WAIVER IN THEIR RELATED FUTURE DEALINGS. THE HOLDERS OF THE NOTES AND THE COMPANY FURTHER WARRANT AND REPRESENT THAT EACH HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.
          11Q. Severalty of Obligations. The sales of Notes to the Purchasers are to be several sales, and the obligations of Prudential and the Purchasers under this Agreement are several obligations. No failure by Prudential or any Purchaser to perform its obligations under this Agreement shall relieve any other Purchaser or the Company of any of its obligations hereunder, and neither Prudential nor any Purchaser shall be responsible for the obligations of, or any action taken or omitted by, any other such Person hereunder.
          11R. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.
          11S. Binding Agreement. When this Agreement is executed and delivered by the Company and the Purchasers, it shall become a binding agreement between the Company and the Purchasers. This Agreement shall also inure to the benefit of each Purchaser which shall have executed and delivered a Confirmation of Acceptance, and each such Purchaser shall be bound by this Agreement to the extent provided in such Confirmation of Acceptance.
          11T. Directly or Indirectly. Where any provision in this Agreement refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether the action in question is taken directly or indirectly by such Person.
          11U. Transaction References. The Company agrees that Prudential Capital Group may (a) refer to its role in originating the purchase of the Notes from the Company, as well as the identity of the Company and the aggregate principal amount and issue date of the Notes, on its internet site or in marketing materials, press releases, published “tombstone” announcements or any other print or electronic medium and (b) display the Company’s corporate logo in conjunction with any such reference.
          11V. Replacement Intercreditor Agreement. If the Company shall enter into a new principal credit agreement or loan agreement for the purpose of refinancing or replacing the Credit Agreement, then, promptly following the request of the Company, the holders of the Notes shall enter into a new intercreditor agreement on terms substantially similar to those in the Intercreditor Agreement entered into on the date hereof together with such other terms as the Required Holders shall approve.
[remainder of page intentionally left blank]

Very truly yours,

AmSurg Corp.

By: Name:
Title:

The foregoing Agreement is hereby accepted as of the date first above written.

THE PRUDENTIAL INSURANCE COMPANY OF AMERICA

By:

Vice President

PRUCO LIFE INSURANCE COMPANY

By:

Assistant Vice President

PRUDENTIAL RETIREMENT INSURANCE AND ANNUITY COMPANY

By:	Prudential Investment Management, Inc., as investment manager

	By:	Vice President

FORETHOUGHT LIFE INSURANCE COMPANY

By:	Prudential Private Placement Investors, L.P. (as Investment Advisor)

By:	Prudential Private Placement Investors, Inc. (as its General Partner)

	By:	Vice President

PURCHASER SCHEDULE

Aggregate
Principal
Amount of Senior
		Secured Notes	Note
		to be Purchased	Denomination(s)
	THE PRUDENTIAL INSURANCE COMPANY OF AMERICA	$20,000,000.00	$20,000,000.00

(1)	All payments on account of Notes held by such purchaser shall be made by wire transfer of immediately available funds for credit to:

Account Name: Privest Plus
Account No.: P86288 (please do not include spaces)

JPMorgan Chase Bank
New York, NY
ABA No.: 021-000-021

Each such wire transfer shall set forth the name of the Company, a reference to “6.04% Senior Secured Notes due May 28, 2020, PPN 03232P A*9” and the due date and application (as among principal, interest and Yield-Maintenance Amount) of the payment being made.

(2)	Address for all notices relating to payments:

The Prudential Insurance Company of America
c/o Investment Operations Group
Gateway Center Two, 10th Floor
100 Mulberry Street
Newark, NJ 07102-4077

Attention: Manager, Billings and Collections

(3)	Address for all other communications and notices:

The Prudential Insurance Company of America
c/o Prudential Capital Group
1170 Peachtree Street, Suite 500
Atlanta, GA 30309

Attention: Managing Director

(4)	Recipient of telephonic prepayment notices:

Manager, Trade Management Group

Telephone: (973) 367-3141
Facsimile: (888) 889-3832

Aggregate
Principal
Amount of Senior
		Secured Notes	Note
		to be Purchased	Denomination(s)
(5)	Address for Delivery of Notes:

Send physical security by nationwide overnight delivery service to:

Prudential Capital Group
1170 Peachtree Street, Suite 500
Atlanta, GA 30309

Attention: Michael R. Fierro, Esq.
Telephone: (404) 870-3753

(6)	Tax Identification No.: 22-1211670

2

PURCHASER SCHEDULE

Aggregate
Principal
Amount of Senior
		Secured Notes	Note
		to be Purchased	Denomination(s)
	PRUCO LIFE INSURANCE COMPANY	$19,400,000.00	$19,400,000.00

(1)	All payments on account of Notes held by such purchaser shall be made by wire transfer of immediately available funds for credit to:

JPMorgan Chase Bank
New York, NY
ABA No.: 021-000-021
Account No.: P86192 (please do not include spaces)
Account Name: Pruco Life Private Placement

Each such wire transfer shall set forth the name of the Company, a reference to “6.04% Senior Secured Notes due May 28, 2020, PPN 03232P A*9”, and the due date and application (as among principal, interest and Yield-Maintenance Amount) of the payment being made.

(2)	Address for all notices relating to payments:

Pruco Life Insurance Company
c/o The Prudential Insurance Company of America
c/o Investment Operations Group
Gateway Center Two, 10th Floor
100 Mulberry Street
Newark, NJ 07102-4077

Attention: Manager, Billings and Collections

(3)	Address for all other communications and notices:

Pruco Life Insurance Company
c/o Prudential Capital Group
1170 Peachtree Street, Suite 500
Atlanta, GA 30309

Attention: Managing Director

(4)	Recipient of telephonic prepayment notices:

Manager, Trade Management Group

Telephone: (973) 367-3141
Facsimile: (888) 889-3832

3

Aggregate
Principal
Amount of Senior
		Secured Notes	Note
		to be Purchased	Denomination(s)
(5)	Address for Delivery of Notes:

Send physical security by nationwide overnight delivery service to:

Prudential Capital Group
1170 Peachtree Street, Suite 500
Atlanta, GA 30309

Attention: Michael R. Fierro, Esq.
Telephone: (404) 870-3741

(6)	Tax Identification No.: 22-1944557

4

PURCHASER SCHEDULE

Aggregate
Principal
Amount of Senior
		Secured Notes	Note
		to be Purchased	Denomination(s)
	PRUDENTIAL RETIREMENT INSURANCE AND ANNUITY COMPANY	$32,600,000.00	$32,600,000.00

(1)	All payments on account of Notes held by such purchaser shall be made by wire transfer of immediately available funds for credit to:

JP Morgan Chase Bank
New York, NY
ABA No. 021000021

Account Name: PRIAC
Account No. P86329 (please do not include spaces)

Each such wire transfer shall set forth the name of the Company, a reference to “6.04% Senior Secured Notes due May 28, 2010, PPN 03232P A*9” and the due date and application (as among principal, interest and Yield-Maintenance Amount) of the payment being made.

(2)	Address for all notices relating to payments:

Prudential Retirement Insurance and Annuity Company
c/o Prudential Investment Management, Inc.
Private Placement Trade Management
PRIAC Administration
Gateway Center Four, 7th Floor
100 Mulberry Street
Newark, NJ 07102

Telephone: (973) 802-8107
Facsimile: (888) 889-3832

(3)	Address for all other communications and notices:

Prudential Retirement Insurance and Annuity Company
c/o Prudential Capital Group
1170 Peachtree Street, Suite 500
Atlanta, GA 30309

Attention: Managing Director

5

Aggregate
Principal
Amount of Senior
		Secured Notes	Note
		to be Purchased	Denomination(s)
(4)	Address for Delivery of Notes:

Send physical security by nationwide overnight delivery service to:

Prudential Capital Group
1170 Peachtree Street, Suite 500
Atlanta, GA 30309

Attention: Michael R. Fierro, Esq.
Telephone: (404) 870-3753

(5)	Tax Identification No.: 06-1050034

6

PURCHASER SCHEDULE

Aggregate Principal
Amount of Senior
		Secured Notes	Note
		to be Purchased	Denomination(s)
	FORETHOUGHT LIFE INSURANCE COMPANY	$3,000,000.00	$3,000,000.00

(1)	All payments on account of Notes held by such purchaser shall be made by wire transfer of immediately available funds for credit to:

State Street Bank
ABA # 01100-0028
DDA Account # 24564783

For Further Credit:
Forethought Life Insurance Company
Fund # 3N1H

Each such wire transfer shall set forth the name of the Company, a reference to “6.04% Senior Secured Notes due May 28, 2020, PPN 03232P A*9” and the due date and application (as among principal, interest and Yield-Maintenance Amount) of the payment being made.

(2)	All notices of payments and written confirmations of such wire transfers:

Forethought Life Insurance Company
Attn: Russell Jackson
300 North Meridian
Suite 1800
Indianapolis, IN 46204

with copy to:

State Street Bank
Attn: Deb Hartner
801 Pennsylvania
Kansas City, MO 64105

(3)	Address for all other communications and notices:

Prudential Private Placement Investors, L.P.
c/o Prudential Capital Group
1170 Peachtree Street, Suite 500
Atlanta, GA 30309

Attention: Managing Director

7

Aggregate Principal
Amount of Senior
Secured Notes	Note
to be Purchased	Denomination(s)

(4)	Address for Delivery of Notes:

	(a)	Send physical security by nationwide overnight delivery service to:

DTC / New York Window
55 Water Street
New York, NY 10041

Attention: Robert Mendez

Please include in the cover letter accompanying the Notes a reference to SSB Fund # 3N1H.

	(b)	Send copy by nationwide overnight delivery service to:

Prudential Capital Group
Gateway Center 4
100 Mulberry, 7th Floor
Newark, NJ 07102

Attention: Trade Management, Manager
Telephone: (973) 367-3141

and

Forethought Life Insurance Company
Attn: Eric Todd
300 North Meridian
Suite 1800
Indianapolis, IN 46204

(5)	Tax Identification No.: 06-1016329

8

EXHIBIT A
[FORM OF NOTE]
AMSURG CORP.
6.04% SENIOR NOTE DUE [MAY ___, 2020]
No. [                    ]
PPN [                                        ]
ORIGINAL PRINCIPAL AMOUNT:
ORIGINAL ISSUE DATE: May 28, 2010
INTEREST RATE: 6.04% per annum
INTEREST PAYMENT DATES: May 28, August 28, November 28 and February 28 of each calendar year, commencing on August 28, 2010
FINAL MATURITY DATE: MAY 28, 2020
PRINCIPAL PREPAYMENT DATES AND AMOUNTS: [$                     ] on May 28, August 28, November 28 and February 28 of each calendar year, commencing on August 28, 2013, with the remaining unpaid principal amount due on the Final Maturity Date
     For Value Received, the undersigned, AmSurg Corp. (the “Company”), a corporation organized and existing under the laws of the State of Tennessee, hereby promises to pay to [                    ], or registered assigns, the principal sum of [                    ] Dollars, payable on the Principal Prepayment Dates and in the amounts specified above, and on the Final Maturity Date specified above in an amount equal to the unpaid balance of the principal hereof, with interest (computed on the basis of a 360-day year of twelve 30-day months) (a) on the unpaid balance hereof at the Interest Rate per annum specified above if no Event of Default has occurred and is continuing, payable on each Interest Payment Date specified above and on the Final Maturity Date specified above, commencing with the Interest Payment Date next succeeding the date hereof, until the principal hereof shall have become due and payable, and (b) on the unpaid balance hereof at the Default Rate (as defined in the Note Purchase Agreement referred to below) if an Event of Default has occurred and is continuing, and to the extent permitted by law on any overdue payment of interest and any Yield-Maintenance Amount (as defined in the Note Purchase Agreement referred to below), payable at the Default Rate on each Interest Payment Date as aforesaid (or, at the option of the registered holder hereof, on demand). Additional interest hereon may also be required pursuant to paragraph 2B of the Note Purchase Agreement referred to below.
     Payments of principal of, interest on and any Yield-Maintenance Amount with respect to this Note are to be made in lawful money of the United States of America at such place as the Company shall have designated by written notice to the holder of this Note as provided in the Note Purchase Agreement referred to below.
     This Note is one of a series of Senior Notes (the “Notes”) issued pursuant to the Note Purchase Agreement, dated as of May 28, 2010 (as from time to time amended, the “Note Purchase Agreement”), among the Company and the respective Purchasers named therein and is entitled to the benefits thereof. Unless otherwise indicated, capitalized terms used in this Note shall have the respective meanings ascribed to such terms in the Note Purchase Agreement.
     This Note is a registered Note and, as provided in the Note Purchase Agreement, upon surrender of this Note for registration of transfer accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder’s attorney duly authorized in writing, a new Note for a like principal amount will be issued to, and registered in the name of, the transferee. Prior to due presentment for registration of transfer, the Company may treat the person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company will not be affected by any notice to the contrary.
     The Company will make required prepayments of principal on the dates and in the amounts specified in the Note Purchase Agreement. This Note is also subject to optional prepayment, in whole or from time to time in part, at the times and on the terms specified in the Note Purchase Agreement, but not otherwise.
     If an Event of Default occurs and is continuing, the principal of this Note may be declared or otherwise become due and payable in the manner, at the price (including any applicable Yield-Maintenance Amount) and with the effect provided in the Note Purchase Agreement.
     THIS NOTE IS INTENDED TO BE PERFORMED IN THE STATE OF NEW YORK AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAW OF SUCH STATE, IN ACCORDANCE WITH THE PROVISIONS OF §5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

AMSURG CORP.

By:

Its:

EXHIBIT A-2

EXHIBIT B
[FORM OF FUNDS DELIVERY INSTRUCTION]
[Company’s Letterhead]
The Prudential Insurance Company of America
Pruco Life Insurance Company
Prudential Retirement Insurance and Annuity Company
Forethought Life Insurance Company,
c/o Prudential Capital Group
1170 Peachtree St., NE
Atlanta, GA 30309
Re: Funds Delivery Instruction for Senior Notes
Ladies and Gentlemen:
     As contemplated by paragraph 2 of the Note Purchase Agreement, dated as of May 28, 2010, between us, the undersigned hereby instructs you to deliver, on the Closing Day, the proceeds of the Notes in the manner required by paragraph 2 to the undersigned’s account identified below:
Account Name:
Account No:
Bank:
Bank City & State:
Bank ABA No:
Reference:
     This instruction has been executed and delivered by an authorized representative of the undersigned.

Very truly yours,

AMSURG CORP.

By:
Title:

EXHIBIT C
GUARANTY AGREEMENT
[see attached]

EXHIBIT D
INDEMNITY, SUBROGATION AND CONTRIBUTION AGREEMENT
[see attached]

EXHIBIT E
FORM OF ACQUISITION INFORMATION PACKAGE
     Pursuant to paragraphs 6N(i) and (ii) of the Note Purchase Agreement, AmSurg Corp. (the “Company”) shall deliver to the holders of the Notes (as defined in the Note Purchase Agreement) the following information in connection with any Acquisition:
(1)	the total consideration given in connection with any Acquisition in the following format:

(a)	Cash: $

(b)	Stock: $

(c)	Personal Property: $

(d)	Other Property: [identify type and value]

(2)	summary financial information relating to the interest or entity to be acquired, including percentage interest being acquired and operating forecasts,

(3)	(a) the Acquisition Pro Forma duly certified by the chief financial officer of the Company and (b) calculations of the chief financial officer of the Company demonstrating compliance on a Pro Forma Basis with the financial covenants contained in paragraph 6A of the Credit Agreement after such Acquisition is completed.
As used herein, the “Note Purchase Agreement” means that certain Note Purchase Agreement, dated May 28, 2010 among the Company, The Prudential Insurance Company of America and the other Purchasers party thereto.

EXHIBIT F
FORM OF ACQUISITION PRO FORMA
Name of Entity to be Acquired:

Annual Projections
Gross Revenue	$
Contractual Adj. & Refunds	$

Net Revenue	$

Operating Expenses:

Non-Owner Doctors Payments	$
Salaries and benefits	$
Drugs and Medical Supplies	$

Other Variable Expenses:

General and Administrative	$
Facilities Expenses	$
Marketing Expenses	$
Professional Fees	$
Malpractice Insurance	$
Other Expenses	$

Total Other Variable Expenses	$

Total Operating Expenses	$

Non-Operating Expenses:

Depreciation Expense	$
Interest Income	$
Interest Expense	$
Other (Income) Expense	$

Total Non-Operating Expenses	$

Total Expenses	$

Pretax Earnings	$

EBITDA	$

Total Consideration
Cash	$
Borrowings	$
Stock	$
Purchase Price	$
A.R. net	$
Inventory	$
PP & E	$
$
—%
$
Goodwill	$

Purchase Price	$

2

EXHIBIT G
[FORM OF OPINION OF COMPANY’S COUNSEL]
[see attached]